Exhibit 10.1

CINDAT HERSHA OWNER JV LLC

a Delaware Limited Liability Company

AMENDED AND RESTATED OPERATING AGREEMENT

Dated as of April 29, 2016

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER, OR EXEMPTION FROM, SUCH SECURITIES LAWS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS AMENDED AND RESTATED OPERATING AGREEMENT.

TABLE OF CONTENTS
ARTICLE I	DEFINITIONS	2
1.1	Definitions	2
ARTICLE II	ORGANIZATION	18
2.1	Formation	18
2.2	Name	18
2.3	Purposes and Powers	18
2.4	Term	18
2.5	Registered Agent; Registered Office; Principal Office and Other Offices	18
2.6	Qualification in a Foreign Jurisdiction	19
2.7	No Partnership under State Law	19
2.8	Title to Property	19
ARTICLE III	MEMBERS	19
3.1	Members	19
3.2	Additional Members	19
3.3	Representations and Warranties	20
3.4	Rights, Powers, Duties, Liabilities and Obligations of Members	21
3.5	Confidentiality	22
3.6	Other Activities	23
ARTICLE IV	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS	25
4.1	Capital Contributions	25
4.2	Failure to Make Capital Contributions; Member Loan	26
4.3	Guaranty Payments	28
4.4	Adjustments to Percentage Interests	29
4.5	Capital Accounts	29
4.6	Transferee of Capital Accounts	30
4.7	Negative Capital Accounts	30
4.8	Interest on Common Contributions	30
4.9	Return of Capital Contributions	30
4.1	Loans by Members; Additional Capital Contributions	30
ARTICLE V	DISTRIBUTIONS AND ALLOCATIONS	30
5.1	Distributions	30
5.2	Allocations of Net Income and Net Losses	33
5.3	Regulatory Allocations	33
5.4	Other Tax Provisions	35
5.5	Limitation	36

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ARTICLE VI	MANAGEMENT	36
6.1	General Powers and Duties	36
6.2	Maintenance of Company’s Existence	37
6.3	Major Decisions	37
6.4	Accounting Firm	40
6.5	Approval of Transactions	40
ARTICLE VII	EXCULPATION AND INDEMNIFICATION	40
7.1	Exculpation of Members	40
7.2	Indemnification by the Company	40
7.3	Advance Payment	41
7.4	Reimbursement by a Member	41
7.5	Non-Exclusivity of Rights	42
7.6	Survival	42
ARTICLE VIII	TRANSFERS	42
8.1	Transfers Generally	42
8.2	Transfers to and Admission of Transferees	43
8.3	Involuntary Transfers	44
8.4	Company as Transferee	44
8.5	Cindat Member Preferred Rights	44
ARTICLE IX	SALE RIGHTS	45
9.1	Forced Sale of Assets; Right of First Offer	45
9.2	Closing of Transactions	47
9.3	Standstill	48
ARTICLE X	ACCOUNTING, TAX AND FISCAL MATTERS	48
10.1	Books and Records, Controls of Account	48
10.2	Tax Information	49
10.3	Periodic Reports to Members	50
10.4	Tax Matters Partner	51
10.5	Section 754 Election	51
10.6	Fiscal Year	52
10.7	Audits; Inspection of Books and Records	52
10.8	Accounts	52
10.9	Transfer or Change in Company Interest	52
10.1	REIT Compliance	52

2

ARTICLE XI	DISSOLUTION, LIQUIDATION AND TERMINATION	53
11.1	Dissolution	53
11.2	Liquidation	54
11.3	Termination	55
ARTICLE XII	MISCELLANEOUS PROVISIONS	55
12.1	Notices	55
12.2	Time is of the Essence	56
12.3	Further Assurances	57
12.4	Effect of Waiver or Consent	57
12.5	WAIVER OF CERTAIN DAMAGES	57
12.6	Governing Law	57
12.7	Litigation	57
12.8	Costs of Enforcement	58
12.9	Partial Invalidity	58
12.1	Binding Effect; Third Party Beneficiaries	58
12.11	Rules of Construction	59
12.12	Recitals, Exhibits and Schedules	60
12.13	Entire Agreement; Amendments to Agreement	60
12.14	Facsimile; Counterparts	60
12.15	Announcements; Rights to Images	60

LIST OF SCHEDULES AND EXHIBITS

Schedule 1Members, Capital Contributions and Percentage Interests

Schedule 2Purchase and Contribution Agreements

Schedule 3Contributed Property

Exhibit AHotels

Exhibit BSchedule of Credit Documents

Exhibit CForm of Asset Management Agreement

Exhibit DForm of Hotel Management Agreements

Exhibit EGuaranty Documents

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AMENDED AND RESTATED OPERATING AGREEMENT
OF
CINDAT HERSHA OWNER JV LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT OF CINDAT HERSHA OWNER JV LLC, a Delaware limited liability company (the “Company”), dated as of April 29, 2016 (the “Effective Date”), is entered into and adopted by CINDAT MANHATTAN HOTEL PORTFOLIO (US) LLC, a Delaware limited liability company in its capacity as a holder of a Common Interest (the “Cindat Member”), and HCIN NYC OWNER, LLC, a Delaware limited liability company (in its capacity as a holder of a Common Interest, the “Hersha Member,” and in its capacity as a holder of a Preferred Interest, the “Hersha Preferred Member”), and is agreed to and adopted by each other Person who becomes a Member in the Company pursuant to the terms of this Agreement.

Recitals

WHEREAS, the Company was formed as a limited liability company pursuant to the Act on January 14, 2016 with the Cindat Member as the sole original member;

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement of the Company, dated as of January 14, 2016 (the “Existing Agreement”);

WHEREAS, pursuant to the terms of those certain seven (7) separate Asset Purchase and Contribution Agreements set forth on Schedule 2 hereto, each dated as of February 2, 2016, by and among Cindat Member, the Company, Cindat Hersha Lessee JV LLC, a Delaware limited liability company (“Lessee JV”), HCIN NYC Owner, LLC, HCIN NYC Lessee, LLC, a Delaware limited liability Company, and the Existing Vehicles (the “Purchase and Contribution Agreements”), the Company, through its direct or indirect subsidiaries, agreed to acquire, among other things, seven (7) hotels located in New York, New York, each as described on Exhibit A attached hereto (together with the Company Assets related thereto, each a “Hotel,” and collectively, the “Hotels”);

WHEREAS, in connection with the closings contemplated by the Purchase and Contribution Agreements, the Cindat Member and the Hersha Member desire to enter into this Agreement in order to, among other things, admit the Hersha Member and the Hersha Preferred Member as Members, amend and restate the Existing Agreement in its entirety, establish the respective powers, rights and interests of the Members with respect to the Company and their respective Membership Interests, and provide for the general management of the business and operations of the Company and the Venture Vehicles.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to continue the Company and amend and restate the Existing Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I DEFINITIONS
1.1 Definitions. The initial capitalized terms used but not otherwise defined in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Title 6, § 18-101, et seq. as amended from time to time.

“Additional Call Notice” has the meaning set forth in Section 4.1.5 of this Agreement.

“Additional Capital Contribution Amount” has the meaning set forth in Section 4.1.5 of this Agreement.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704‑1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704‑2(g)(1) and 1.704-2(i)(5)), and (b) decreased by such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, or (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of ten percent (10%) or more of the voting interests of any other Person described in clauses (a) through (c) of this definition.

“Agreed Value” of any Contributed Property means the fair market value of such Contributed Property or other consideration at the time of contribution as mutually determined by the Members using such reasonable method of valuation as they may adopt.

“Agreement” means this Amended and Restated Operating Agreement, as executed by the Members, and as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Allocated ROFO Price” has the meaning set forth in Section 9.1.3 of this Agreement.

“Applicable Deductions” means all amounts that would be necessary, as determined in the reasonable discretion of the applicable Member, to (i) satisfy all loans, liens and encumbrances affecting the Company and the Company Assets, (ii) pay any costs and expenses associated with any sale or disposition of the Company Assets, including, without limitation, transactional and closing costs such as brokers’ fees, escrow fees and similar expenses.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-Governmental Authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Approved Business Plan” has the meaning set forth in Section 6.3(n) of this Agreement.

“Asset Management Agreement” means that certain asset management agreement, of even date herewith, between the Company, Lessee JV, Cindat USA LLC and 44 New England Management Company in the form of Exhibit C hereto.

“Bankruptcy” means with respect to any Person, the event that:

(a) such Person makes an assignment for the benefit of creditors;
(b) such Person files a voluntary petition in bankruptcy;
(c) such Person is adjudged a bankrupt or insolvent, or has entered against him an order for relief, in any bankruptcy or insolvency proceeding;

(d) such Person files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature;
(f) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of his properties; or

(g) if one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, such proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, such appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, such appointment is not vacated.

(h) The foregoing definition of Bankruptcy is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Business Day” means any day other than Saturday, Sunday or a federal holiday in the United States of America.

“Call Date” has the meaning set forth in Section 4.1.5 of this Agreement.

“Call Notice” has the meaning set forth in Section 4.1.5 of this Agreement.

“Call Threshold” has the meaning set forth in Section 4.2.3 of this Agreement.

“Call Threshold Member Loan” has the meaning set forth in Section 4.2.3 of this Agreement.

“Capital Account” means the capital account maintained for each Member pursuant to Section 4.5 as the same may be credited or debited in accordance with the terms hereof.

“Capital Contribution” means a Common Contribution and/or a Preferred Contribution, as applicable.

“Certificate” means that certain Certificate of Formation of the Company, filed on January 14, 2016 with the Secretary of State of the State of Delaware.

“Cindat Invested Capital” has the meaning set forth in Section 4.1.2 of this Agreement.

“Cindat Member” has the meaning set forth in the introduction to this Agreement.

“Cindat Preferred Return Rate” means the non-cumulative annual return on the Cindat Member’s unrecovered Common Contribution and the Cindat Lessee JV Member’s Lessee JV Capital Contribution, taken as a whole, at the rate set forth below:

(a) for the period from the Effective Date through the first anniversary of the Effective Date, at the rate of ten percent (10%) per annum;
(i) for the period from the first anniversary of the Effective Date through the second anniversary of the Effective Date, at the rate of nine and five tenths percent (9.5%) per annum;
(j) for the period from the second anniversary of the Effective Date through the third anniversary of the Effective Date, at the rate of nine percent (9.0%) per annum;
(k) for the period from the third anniversary of the Effective Date through the fourth anniversary of the Effective Date, at the rate of eight and five tenths percent (8.5%) per annum; and
(l) thereafter, eight percent (8.0%) per annum.

“Cindat Lessee JV Member” means the Cindat Member.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Contribution” means the aggregate cash, cash equivalents and the initial Gross Asset Value of Contributed Property that a Common Member contributes to the Company pursuant to this Agreement in respect of its Common Interest (including, without limitation, the Initial Capital Contributions), in each case, (i) net of any liabilities assumed by the Company from such Common Member in connection with such contribution, and (ii) net of any liabilities to which assets contributed by such Common Member in respect thereof are subject.  Unless expressly stated otherwise, any reference herein to Common Contribution shall mean Common Contribution to the Company by the applicable Common Member.

“Common Interest” means a Common Member’s interest in the Company, including such Common Member’s share of the Company’s profits, losses and distributions pursuant to this Agreement and the Act, and the right, if any, to participate in the management of the business and affairs of the Company, including, without limitation, the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company and the Venture Vehicles, in each case to the extent expressly provided in this Agreement or otherwise required under the Act. For avoidance of doubt, the Common Interest excludes any  Member’s Preferred Interest.

“Common Member” means any Member holding a Common Interest in the Company.

“Common Percentage Interest” means with respect to any Common Member, and as of any date, the percentage equivalent of a fraction (A) the numerator of which is the aggregate amount of Common Contributions funded (or deemed funded in accordance with the express provisions of this Agreement) by such Common Member to the Company and (B) the denominator of which is the total amount of all Common Contributions funded (or deemed funded in accordance with the express provisions of this Agreement) by all Common Members to the Company, subject to adjustment as provided for in Article IV.  The Common Percentage Interests for each Common Member shall initially be as follows:

Members	Common Percentage Interest
Cindat Member	70%
Hersha Member	30%

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Assets” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) directly or indirectly owned by the Company from time to time, directly or indirectly.

“Company Minimum Gain” means the amount determined pursuant to the provisions of Treasury Regulations Sections 1.704‑2(d) and 1.704‑2(b)(2).  In accordance with Treasury Regulations Section 1.704-2(d), the amount of Company Minimum Gain is determined by first computing, for each nonrecourse liability of the Company, any gain the Company would realize if it disposed of the property subject to that liability for no consideration, other than full satisfaction of the liability, and then aggregating the separately computed gains.  A Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

“Confidential Information” has the meaning set forth in Section 3.5.1 of this Agreement.

“Contributed Property” means each property or other asset, in such form as may be permitted under the Act, but excluding cash, contributed to the Company.

“Contributing Member” has the meaning set forth in Section 4.2.1 of this Agreement.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling”, “Controlled by” and “under common Control with” shall have the meanings correlative therewith.

“Conversion Portion” has the meaning set forth in Section 8.5.2 hereof.

“Credit Document” means each credit agreement, other agreement, document or instrument set forth on Exhibit B hereto evidencing, governing and/or securing the senior financing and mezzanine financing of the Company and/or its direct or indirect subsidiaries listed on Exhibit B, together with any modifications, amendments or extensions thereof mutually approved in writing by the Common Members in accordance with the terms hereof.

“Deadline” has the meaning set forth in Section 9.1.6 of this Agreement.

“Defaulting Member” has the meaning set forth in Section 9.1.5 of this Agreement.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, “Depreciation” shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis.  If any asset shall have a zero adjusted basis for federal income tax purposes, “Depreciation” shall be determined utilizing any method selected by the Members.  The Members acknowledge that the depreciation methodology set forth in Section 5.4.2 below shall be utilized until otherwise agreed to by the Members.

“Distribution” has the meaning set forth in Section 5.1.2 of this Agreement.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

“Effective Date” means the date of this Agreement.

“Exculpated Party” has the meaning set forth in Section 7.1 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and rules promulgated thereunder.

“Existing Agreement” has the meaning set forth in the Recitals.

“Existing Vehicles” means HHLP Water Street Associates, LLC, a Delaware limited liability company, Maiden Hotel LLC, a New York limited liability company, Chelsea Grand East, LLC, a New York limited liability company, Brisam, LLC, a Delaware limited liability company, HHLP Duo Three Associates, LLC, a Delaware limited liability company, HHLP Duo One Associates, a New York limited liability company, and HHLP Duo Two Associates, LLC, a New York limited liability company.

“Expenses” means, for any period, the total gross expenditures of the Company and Venture Vehicles for which the Company is the direct or indirect parent company reasonably relating to the operations of the Company and such Venture Vehicles and/or the acquisition, development, ownership, maintenance or leasing of the Company Assets and the Venture Vehicle Assets as contemplated by the Asset Management Agreement or otherwise reasonably approved by the Members from time to time, including, without duplication, (a) all cash operating expenses (including real estate taxes and assessments, personal property taxes, sales taxes, and all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to this Agreement, the Asset Management Agreement, each Hotel Operating Lease or otherwise as permitted hereunder), (b) all deposits of Revenues to the reserve accounts, (c) all debt service payments including debt service with respect to the Credit Documents and (d) all expenditures which are treated as capital expenditures (as distinguished from expense deductions included in clause (a) above) under GAAP; provided, however, that Expenses shall not include any payment or expenditure to the extent the sources of funds used for such payment or expenditure are not included in Revenues.  All reserves to pay for Expenses shall be invested in such manner as may be mutually agreed upon by the Members.  If the Members are unable to agree upon the investment of the Company’s reserves, such funds shall be invested in: (a) segregated interest-bearing accounts or certificates of deposit with any financial institution insured by the Federal Deposit Insurance Corporation; or (b) United States Treasury obligations, provided that in no event will funds be placed in investments that do not constitute assets described in Code Section 856(c)(4)(A).

“Extraordinary Cash Flow” shall mean, for any applicable period, (x) all Revenues received by the Company or any Venture Vehicle for which the Company is the direct or indirect parent company from a Major Capital Event minus (y) (i) the costs and expenses incurred by the Company or Venture Vehicle in connection with such Major Capital Event, including, without limitation, title, survey, appraisal, recording, escrow, transfer tax and similar costs, brokerage expense and attorneys’ and other professional fees; (ii) proceeds deposited in reserves pursuant to a reasonable determination of the Members that such reserve and the amount thereof is required to provide for actual or contingent obligations of the Company or such Venture Vehicle or improvements to or restoration of any Hotel owned by such Venture Vehicle (in determining the amount of reserves, the Members will take into account required debt service, operating expenses and leasing commissions); (iii) proceeds applied to pay or prepay any indebtedness of the Company or any Venture Vehicle in connection with such Major Capital Event; (iv) to the extent not previously deposited in reserves pursuant to clause (y)(ii) of this definition, proceeds applied to rebuild, repair or restore any Hotel; and (v) refundable sums received by any Venture Vehicle in respect of any Hotel.  All reserves shall be invested in such manner as may be mutually agreed upon by the Members.

“Fiscal Year” means the calendar year, except that the first Fiscal Year shall be that period commencing as of the date of this Agreement and ending on December 31 of the same year.

“Franchise Agreements” means any hotel franchise agreements to which the Hotel Lessees may be parties.

“Future Investment JV” has the meaning set forth in Section 3.6.2 of this Agreement.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Agreed Value of such asset.

(m) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraphs (i) through (vi) below shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Common Members, acting reasonably and in good faith, determine that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for a Membership Interest in the Company, if the Common Members, acting reasonably and in good faith, determine that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(iii) the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) (other than a termination of partnership constituted by the Company pursuant to Section 708(b)(1)(B) of the Code);

(iv) the issuance of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Common Members, acting reasonably and in good faith, determine that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(v) the issuance of a noncompensatory option (as defined in Treasury Regulations Section 1.721-2(f)) by the Company to acquire a Membership Interest (other than a de minimis interest), if the Common Members, acting reasonably and in good faith,  determine that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company; and

(vi) at such other times as the Common Members, acting reasonably and in good faith, determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(n) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Common Members, acting reasonably and in good faith.

(o) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Guaranty” means those certain guaranty agreements required by the Credit Documents or the Franchise Agreements to which the Hersha Member, the Cindat Member or their respective Affiliates are party, which guaranty documents are listed on Exhibit E hereto (each, a “Guaranty Document”).

“Guaranty Call Notice” has the meaning set forth in Section 4.3.2 of this Agreement.

“Guaranty Defaulting Member” has the meaning set forth in Section 4.3.5 of this Agreement.

“Guaranty Funding Member” has the meaning set forth in Section 4.3.5 of this Agreement.

“Guaranty Payment” has the meaning set forth in Section 4.3.2 of this Agreement.

“Guaranty Payment Member” has the meaning set forth in Section 4.3.2 of this Agreement.

“Guaranty Percentage” has the meaning set forth in Section 4.3.2 of this Agreement.

“Hersha Invested Capital” has the meaning set forth in Section 4.1.1 of this Agreement.

“Hersha Member” has the meaning set forth in the Recitals to this Agreement.

“Hersha OP” means Hersha Hospitality Limited Partnership, a Virginia limited partnership and the sole member of the Hersha Member.

“Hersha Lessee JV Member” means HCIN NYC Lessee, LLC, a Delaware limited liability company.

“Hersha REIT” means Hersha Hospitality Trust, a Maryland real estate investment trust and the sole general partner of Hersha OP.

“Hotel” has the meaning set forth in the Recitals.

“Hotel Lessee” means each Venture Vehicle that is an operating lessee under a Hotel Operating Lease, including, without limitation, each of HCIN Water Street Lessee, LLC, HCIN Maiden Hotel Lessee, LLC, HCIN Chelsea Grand East Lessee, LLC, HCIN Herald Square Lessee, LLC, HCIN Duo Three Lessee, LLC, HCIN Duo Two Lessee, LLC and HCIN Duo One Lessee, LLC.

“Hotel Management Agreements” means, collectively, the seven (7) hotel management agreements, each entered into between the Hotel Manager and a Hotel Lessee.

“Hotel Manager” means Hersha Hospitality Management, L.P., a Pennsylvania limited partnership.

“Hotel Operating Lease” means any hotel operating lease entered into by an applicable lessor Venture Vehicle, for which the Company is the direct or indirect parent company, as lessor and a Hotel Lessee as lessee.

“Hotel Sale” has the meaning set forth in Section 9.1.1 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.2 of this Agreement.

“Initial Capital Contributions” means (a) in the case of the Cindat Member, the Cindat Invested Capital (as defined in Section 4.1.2), and (b) in the case of the Hersha Member, the Hersha Invested Capital (as defined in Section 4.1.1).

“Initiating Member” has the meaning set forth in Section 9.1.6 of this Agreement.

“Initiating Member’s Recourse Liability” has the meaning set forth in Section 9.3 of this Agreement.

“Investment Deadline” has the meaning set forth in Section 3.6.2 of this Agreement.

“Investment Hotel” has the meaning set forth in Section 3.6.2 of this Agreement.

“Investment Minimum Price” has the meaning set forth in Section 3.6.2 of this Agreement.

“Investment Opportunity” has the meaning set forth in Section 3.6.2 of this Agreement.

“Investment Opportunity Closing Date” has the meaning set forth in Section 3.6.2 of this Agreement.

“Investment Opportunity Notice” has the meaning set forth in Section 3.6.2 of this Agreement.

“Investment Opportunity Price” has the meaning set forth in Section 3.6.2 of this Agreement.

“Investment Opportunity Response Notice” has the meaning set forth in Section 3.6.2 of this Agreement.

“IRR” has the meaning set forth in Section 5.1.2 of this Agreement.

“JV Participation Right” has the meaning set forth in Section 3.6.2 of this Agreement.

“Lessee JV” means Cindat Hersha Lessee JV LLC, a Delaware limited liability company.

“Lessee JV Capital Contribution” means, with respect to the Cindat Lessee JV Member or the Hersha Lessee JV Member, as the context requires, the capital contributions to the Lessee JV made by such Person pursuant to and in accordance with the Lessee JV Operating Agreement.

“Lessee JV Operating Agreement” means that that certain Amended and Restated Operating Agreement of Cindat Hersha Lessee JV LLC, dated of even date herewith, as the same may be amended, supplemented or modified from time to time.

“Lessee Venture Vehicle” means each of Hotel Lessee, LLC, HCIN Chelsea Grand East Lessee, LLC, HCIN Herald Square Lessee, LLC, HCIN Duo Three Lessee, LLC, HCIN Duo Two Lessee, LLC and HCIN Duo One Lessee, LLC.

“Liquidation Event” means a failure by the Company to make a required payment under any of the Guaranties.

“Major Capital Event” shall mean one or more of the following:  (i) sale of all or any part of the Company, any Venture Vehicle, or any Hotel, exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) the financing or refinancing of any or all indebtedness of any Company or Venture Vehicle; (iii) condemnation of all or any part of or an interest in any Hotel through the exercise of the power of eminent domain; (iv) any loss of all or a portion of such Hotel or an interest in such Hotel by casualty, failure of title or otherwise that results in excess insurance proceeds after restoration or repair (if such Hotel is restored or repaired); and (v) payment from title insurance on account of a defect in title to a Hotel or with respect to any other claim under any owner’s title insurance policy insuring any Venture Vehicle’s interest in any real estate owned by the Venture Vehicle.

“Major Decision” has the meaning set forth in Section 6.3 of this Agreement.

“Member” means the Hersha Member, the Cindat Member, and the Hersha Preferred Member  (or if applicable, each of their permitted successors in interest), and each Person who is admitted as a member of the Company after the date of this Agreement in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of a Membership Interest.  The Members shall constitute the “members” (as such term is defined in the Act) of the Company.

“Member Loan” has the meaning set forth in Section 4.2.1 of this Agreement.

“Member Nonrecourse Debt” has the meaning set forth for partner nonrecourse debt in Treasury Regulations Section 1.704‑2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704‑2(i)(2) for the phrase “partner nonrecourse deductions”.

“Membership Interest” means a Common Interest and/or a Preferred Interest, as applicable.

“Minimum Gain Attributable to Member Nonrecourse Debt” means partner nonrecourse debt minimum gain as defined in Treasury Regulations Section 1.704-2(i)(2).  A Member’s share of partner nonrecourse debt minimum gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

“Minimum Terms” has the meaning set forth in Section 9.1.6 of this Agreement.

“Necessary Expenditures” means Portfolio, Venture Vehicle or Company Expenses  which are unable to be paid out of Operating Cash Flow or applicable reserves, such as emergency repairs, unexpected capital expenditures required to bring any Hotels into compliance with Applicable Laws, franchisor-mandated expenses imposed pursuant to any applicable Franchise Agreements, or cash infusions to address seasonal operating shortfalls, in each case that (i) are necessary to preserve, protect or maintain the Portfolio or the interests of the Company or any Venture Vehicle therein, (ii) the failure to timely pay would result in the cessation of operations of a Hotel or subject the Company or any Venture Vehicle to material liabilities, or (iii) would subject any Hotel to any other material adverse effect.  “Necessary Expenditures” shall not in any event include any expenditures required solely to make payments to lenders pursuant to the terms of the Credit Documents.

“Necessary Shortfall Notice” has the meaning set forth in Section 4.1.5 of this Agreement.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss shall increase the amount of such income and/or decrease the amount of such loss;

(p) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss, shall decrease the amount of such income and/or increase the amount of such loss;

(q) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(r) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(s) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss;

(t) If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross 13

Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(u) Notwithstanding any other provision of this definition of Net Income and Net Loss, any items that are specially allocated pursuant to Section 5.2 or Section 5.3 hereof shall not be taken into account in computing Net Income or Net Loss.  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 or Section 5.3 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income and Net Loss.

“Non-Contributing Member” has the meaning set forth in Section 4.2.1 of this Agreement.

“Non-Imputation Breach Proceeds” has the meaning set forth in Section 5.1.6 of this Agreement.

“Non-Defaulting Member” has the meaning set forth in Section 9.1.5 of this Agreement.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Code Section 705(a)(2)(B)) that, in accordance with the principles of Treasury Regulations Sections 1.704‑2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Notice” has the meaning set forth in Section 12.1 of this Agreement.

“Notice of Default” has the meaning set forth in Section 9.1.5 of this Agreement.

“Notice Period” has the meaning set forth in Section 9.1.2 of this Agreement.

“OFAC” has the meaning set forth in Section 3.3.4 of this Agreement.

“Operating Cash Flow” shall mean, for any applicable period, (x) all Revenues received by the Company or any Venture Vehicle (excluding Revenues received from a Major Capital Event) minus (y) all Expenses.

“Other Business” has the meaning set forth in Section 3.6.1 of this Agreement.

“Other Member” has the meaning set forth in Section 9.1.6 of this Agreement.

“Percentage Interest” means the Common Percentage Interest or Preferred Percentage Interest, as applicable.

“Person” means a natural person, corporation, partnership (whether general or limited), limited liability company, association, trust, estate, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Pledge” means mortgaging, pledging, hypothecating, encumbering or otherwise granting a security interest as collateral.

“Portfolio” means a collective reference to all of the Hotels.

“Portfolio Sale” has the meaning set forth in Section 9.1.1 of this Agreement.

“Preferred Contribution” means the aggregate cash, cash equivalents and the initial Gross Asset Value of Contributed Property that a Preferred Member contributes to the Company pursuant to this Agreement in respect of its Preferred Interest as set forth on Schedule 1 hereto.  Unless expressly stated otherwise, any reference herein to Preferred Contribution shall mean Preferred Contribution to the Company by the applicable Preferred Member.

“Preferred Interest” means a Preferred Member’s interest in the Company in respect of its Preferred Units, including such Member’s share of the Company’s profits, losses and distributions pursuant to this Agreement and the Act in respect of its Preferred Units.

“Preferred Option Notice” has the meaning set forth in Section 8.5.1 of this Agreement.

“Preferred Option Price” has the meaning set forth in Section 8.5.1 of this Agreement.

“Preferred Member” means any Member holding Preferred Units in respect of its Preferred Interest.

“Preferred Percentage Interest” means with respect to any Preferred Member, at any time, a fraction, expressed as a percentage, equal to (i) the number of Preferred Units then held by such Preferred Member divided by (ii) the total number of Preferred Units then held by all Preferred Members.

“Preferred Unit” has the meaning set forth in Section 4.1.3 of this Agreement.

“Proceeding” has the meaning set forth in Section 7.2 of this Agreement.

“Purchase and Contribution Agreements” has the meaning set forth in the recitals to this Agreement.

“Regulatory Allocations” has the meaning set forth in Section 5.3.8 of this Agreement.

“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Regulations” has the meaning set forth in Section 10.10 of this Agreement.

“Revenues” means, for any period, the total gross revenues received by the Company or any Venture Vehicle during such period, including, without limitation, all receipts of the Venture

Vehicle or Company (as applicable) from (a) revenues from rent on the Hotel Operating Leases, and all additional rent with respect to third-party leases not assigned to the Hotel Lessees, if any, (b) concessions which are in the nature of revenues, (c) rent or business interruption insurance, and casualty and liability insurance, if any, (d) funds made available to the extent such funds are withdrawn from the Company’s, a Venture Vehicle’s or a third party’s reserve account and deposited into the Company’s or a Venture Vehicle’s operating accounts, (e) proceeds from the sale or other disposition of any Company Assets or Venture Vehicle Assets, (f) proceeds from the financing, refinancing or securitization of any Company Assets or Venture Vehicle Assets, and (g) other revenues and receipts realized by the Company or Venture Vehicle, including excess cash from any reserve established by or on behalf of the Company or a Venture Vehicle or from any Capital Contribution if and to the extent the same were not used for the purpose of funding any Shortfall or other reason giving rise to the need for such Capital Contributions.

“ROFO Acceptance” has the meaning set forth in Section 9.1.6 of this Agreement.

“ROFO Deposit” has the meaning set forth in Section 9.1.6 of this Agreement.

“ROFO Price” has the meaning set forth in Section 9.1.6 of this Agreement.

“Sale Agreement” has the meaning set forth in Section 9.1.1 of this Agreement.

“Sale Notice” has the meaning set forth in Section 9.1.3 of this Agreement.

“Sale Price” has the meaning set forth in Section 9.1.3 of this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Section 1245 Recapture” means any gain recognized by the Company (computed without regard to any adjustment required by Code Section 734 or 743) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income under Code Section 1245.

“Section 1250 Recapture” means any gain recognized by the Company (computed without regard to any adjustment required by Code Section 734 or 743) upon the disposition of any property or asset of the Company, which gain is characterized as “unrecaptured Section 1250 gain” under Code Section 1(h).

“Securities Act” means the Securities Act of 1933, as amended, and the regulations and rules promulgated thereunder.

“Selling Member” has the meaning set forth in Section 9.1.4 of this Agreement.

“Shortfall” has the meaning set forth in Section 4.1.5 of this Agreement.

“Substitute Capital Contribution” has the mean set forth in Section 4.2.1 of this Agreement.

“Substitute Member” has the meaning set forth in Section 8.2.2 of this Agreement.

“Tax Distributions” has the meaning set forth in Section 5.1.5 of this Agreement.

“Transaction Document” means any of the Asset Management Agreement, Hotel Management Agreements, Credit Documents, Purchase and Contribution Agreements, Lessee JV Operating Agreement, the Franchise Agreements and this Agreement.

“Transfer” means any assignment, transfer, sale, Pledge or other alienation, whether voluntary, involuntary or by operation of law.

“Transfer Documents” has the meaning set forth in Section 9.2.1 of this Agreement.

“Transferee” means any Person to whom a Member is permitted to Transfer a Membership Interest under this Agreement; provided, however, that any consent which is required under this Agreement for the Transfer to such Person has been obtained as required herein.

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as amended and in effect from time to time.  Any reference in this Agreement to a specific Treasury Regulations shall be deemed to include a reference to any corresponding provisions of future law.

“Trigger Notice” has the meaning set forth in Section 9.1.2 of this Agreement.

“Unfunded Amount” has the meaning set forth in Section 4.2.1 of this Agreement.

“Unsolicited Offer” has the meaning set forth in Section 9.1.4 of this Agreement.

“Unsolicited Offer Notice” has the meaning set forth in Section 9.1.4 of this Agreement.

“Venture Vehicles” means the limited liability companies, limited partnerships or similar vehicles formed by and wholly owned, directly or indirectly, by the Company or the Lessee JV to acquire, otherwise invest in or own or lease, directly or indirectly, any Hotel.

“Venture Vehicle Assets” means either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by or leased to the Venture Vehicles, including, without limitation, the Hotel Lessees, from time to time, directly or indirectly, which shall include, without limitation, (i) the land underlying each of the Hotels together with all easements, interests in roadways, strips and other rights appurtenant to such land, (ii) all improvements, structures and fixtures located upon the land, including the Hotels (iii) all furniture, fixtures, equipment, machinery, appliances, artwork and other items of tangible personal property and (iv) all other property directly or indirectly acquired by such Venture Vehicle from time to time.

ARTICLE II ORGANIZATION

2.1 Formation.  The Company has been organized as a Delaware limited liability company by the execution and filing of the Certificate by an “authorized person” (as defined in the Act) pursuant to the Act.  The Members approve and ratify the execution and filing of the Certificate.  Kelly Gmoser is hereby designated as an “authorized person” within the meaning of the Act, and had executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and each Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.

2.2 Name.  The name of the Company is “Cindat Hersha Owner JV LLC”, and all business of the Company shall be conducted in that name or in such other names as the Common Members may unanimously designate from time to time.

2.3 Purposes and Powers.  The sole purpose of the Company and nature of the business to be conducted by the Company is to own, administer, operate, hold, develop, lease, manage, acquire, maintain, finance, refinance, renovate, market, sell and otherwise deal with and dispose of Company Assets.  The Company shall have the power and authority to engage in any and all activities and take any and all actions necessary, appropriate, proper, advisable or convenient for, or incidental to, the furtherance of the purposes set forth in this Section 2.3; provided, however, that the foregoing shall not be construed as authorizing the Company to have any purpose or power, or to engage in any activity or take any action which is prohibited under Applicable Law.  The purposes of the Company shall not be extended by implication, and any change to this Section 2.3 shall not be effective unless set forth in a written agreement among the Common Members in accordance with Section 12.13.

2.4 Term.  The term of the Company commenced on the date the Certificate was filed as described in Section 2.1. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

2.5 Registered Agent; Registered Office; Principal Office and Other Offices.

2.5.1 Registered Agent.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person as the Common Members may mutually agree to designate from time to time in accordance with the Act.

2.5.2 Registered Office.  The registered office of the Company required under the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Common Members may mutually agree to designate from time to time in accordance with the Act.

2.5.3 Principal Office and Other Offices. The principal office of the Company shall be at such place as the Members may mutually agree and designate from time to 18 time and the Company shall maintain records at such principal office for inspection as required under the Act.  The initial principal office of the Company will be located at 44 Hersha Drive, Harrisburg, PA 17102.  The Company may have such other offices as the Common Members may mutually agree and designate from time to time.

2.6 Qualification in a Foreign Jurisdiction.  The Company shall comply with all requirements necessary to qualify or register the Company as a foreign limited liability company in any jurisdiction in which the Company transacts business to the extent such qualification or registration is necessary, appropriate or advisable for the Company.  At the request of any of the Common Members, each Member shall execute, acknowledge and deliver any certificates, documents and other instruments that are necessary or appropriate to qualify, register, continue or terminate the Company as a foreign limited liability company in any such jurisdiction in which the Company owns property or transacts business or ceases to own property or transact business (as the case may be).

2.7 No Partnership under State Law.  The Members intend that the Company shall not be a partnership (whether general or limited) or joint venture and that no Member shall be a partner or joint venturer of any other Member for any purposes other than federal income tax purposes and, if applicable, state income or franchise tax purposes.  The Members intend that the Company be treated as a partnership for United States federal and state income tax purposes unless otherwise decided by the Members, and the Members and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with this Section 2.7.  No Member or any other Person shall make an election to have the Company treated as a corporation or other association taxable as a corporation for any tax purpose and no Member or other Person shall allow any equity interest in the Company to be traded on an established securities market or the substantial equivalent thereof.

2.8 Title to Property.  All property (real, tangible and intangible) owned by the Company shall be deemed owned by the Company as an entity and no Member, individually, shall have any ownership of such property.  The Company may hold any of its assets in its own name or, with the written consent of all of the Members, in the name of a nominee.  The Members hereby waive any rights under the Act or other Applicable Law for partition of any Company Assets.

ARTICLE III MEMBERS

3.1 Members.  Schedule 1 attached hereto and dated as of the Effective Date sets forth a complete list of all Common Members and Preferred Members and their respective Percentage Interests, as of the Effective Date.  Each Person listed on Schedule 1 shall, upon its execution of this Agreement or counterpart thereto, be admitted to the Company as a Member of the Company.  No Person other than the Members has any right to take part in the ownership of the Company, or receive any distributions from the Company, as of the Effective Date.

3.2 Additional Members.  Except for the Members listed on Schedule 1, no Person may be admitted as a Member of the Company unless such Person is (i) a Transferee that satisfies the requirements of this Agreement prior to admission, or (ii) a Person admitted as an additional Member with the mutual approval of the Common Members.  The Hersha Member shall amend Schedule 1 (and provide copies thereof to the Cindat Member) and file any documents which are necessary, appropriate or advisable under the Act or other Applicable Law upon the admission of any Transferee or additional Member to the Company to reflect such admission and any changes in Percentage Interests.  Any reference to Schedule 1 in this Agreement shall be deemed to be a reference to Schedule 1 as amended from time to time pursuant to this Agreement.

3.3 Representations and Warranties.  Each Member hereby makes the following representations and warranties with respect to itself, upon which such Member acknowledges and agrees that the other Members and the Company are entitled to rely.

3.3.1 Organization and Power.  Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and has all requisite power and authority to own the Membership Interest to be held by such Member.

3.3.2 Authority and Binding Obligation.  Such Member has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution and delivery by the undersigned on behalf of such Member and the performance by such Member of its obligations under this Agreement have been duly and validly authorized by all necessary action on the part of such Member, and this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of such Member enforceable against such Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

3.3.3 Consents and Approvals; No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery of this Agreement or the performance of the obligations under this Agreement by such Member, and neither the execution or delivery of this Agreement or performance of the obligations under this Agreement by such Member will: (i) violate any provision of the organizational or governing documents of such Member; (ii) violate any Applicable Law to which such Member is subject; or (iii) result in a breach of or constitute a default under any material contract, agreement or other instrument or obligation to which such Member is a party or by which any of such Member’s assets are subject.

3.3.4 OFAC.  Such Member is not restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism 66 Fed. Reg. 49,079), or other governmental action and such Member is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons.

3.3.5 Investment in Company. With respect to such Member’s investment in the Company:

(a) Such Member has acquired or is acquiring its Membership Interest for investment solely for its own account and not for distribution, transfer or sale to any Person in connection with any distribution or offering to the public.

(b) Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in such investment.

(c) Such Member has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with respect to, such investment.

(d) Such Member has received all information that it deems necessary to make an informed investment decision with respect to an investment in the Company and has had the unrestricted opportunity to make such investigation as it desires pertaining to the Company and an investment therein and to verify any information furnished to such Member.

(e) Such Member understands that it must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act or applicable state securities laws, and (ii) such Member shall not be permitted to Transfer its Membership Interest, except in accordance with this Agreement, the Credit Documents and any other financing agreements, and then only if such Membership Interest is subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(f) Such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities laws.
3.4 Rights, Powers, Duties, Liabilities and Obligations of Members.

3.4.1 General Rights, Powers, Duties, Liabilities and Obligations of Members.  The rights, powers, duties, liabilities and obligations of the Members shall be determined pursuant to this Agreement and the Act; provided, however, that to the extent there is any conflict or inconsistency between the rights, powers, duties, liabilities and obligations of any Member under this Agreement and the Act or other Applicable Law, this Agreement shall control to the extent permitted under the Act or other Applicable Law.

3.4.2 Limitation of Liability.  Except as otherwise required under the Act or other Applicable Law, no Member shall have any liability whatsoever in such Member’s capacity solely as a member, whether to the Company, to any other Members, to the creditors of the Company, or to any other Person, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, including, without limitation, those arising pursuant to the Purchase and Contribution Agreements.  Each Member, in such Member’s capacity solely as a Member, shall be liable only to make such payments expressly required under this Agreement, the Act or other Applicable Law.

3.4.3 Liability for Certain Payments and Distributions.  Notwithstanding the provisions of Section 3.4.2, the Members acknowledge and agree that pursuant to the Act and other Applicable Law, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Member.  It is the intent of the Members that no distribution to any Member pursuant to Article V shall be deemed a return of money or other property paid or distributed in violation of the Act or other Applicable Law.  Accordingly, any Member receiving any such money or property shall not be required to return to any Person any such money or property; provided, however, that if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return any such payment or distribution, such obligation shall be the obligation of such Member only, and not of any other Member.

3.4.4 Withdrawal of Member. No Member may withdraw from the Company without the prior unanimous written consent of all the Common Members.
3.5 Confidentiality.

3.5.1 Confidential Information.  The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company and the Venture Vehicles or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, except as provided in this Section 3.5 and Section 12.15 hereof, each Member agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the other Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information solely to the extent required by Applicable Law (it being specifically understood and agreed that anything set forth in any filing made pursuant to the U.S., federal or state securities laws or any other document filed pursuant to Applicable Law will be deemed required by Applicable Law), if necessary for it to perform any of its duties or obligations hereunder or in any management agreement to which it is a party covering any Company Assets, and to its attorneys and advisors and prospective investors and lenders, who agree to maintain a similar confidence.

3.5.2 Disclosure. Subject to the provisions of Section 3.5.1, from and after the date hereof, each Member agrees not to disclose any Confidential Information to any Person 22

(other than a Person (including an attorney or advisor or potential investor or lender) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 3.5.2, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including reasonable attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

3.5.3 Transfer. The covenants contained in this Section 3.5 will survive the Transfer of the Membership Interest of any Member and the termination of the Company.

3.5.4 Tax Treatment.  Notwithstanding anything in this Agreement to the contrary, the Members may disclose (i) any information to the extent required in connection with the preparation of filing of any tax returns or other filings required by any Applicable Law and (ii) the tax structure or tax treatment of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.  For this purpose, “tax treatment” means U.S. federal income tax treatment and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions.

3.5.5 MNPI.  Each Member acknowledges that notices and reports to any Member pursuant to this Agreement may contain material non-public information and agrees not to use such information other than in connection with this Agreement and agrees to abide by all applicable securities laws, including, without limitation, the Securities Act and the Exchange Act, with respect to any such material non-public information, including a prohibition on trading in securities on the basis of any such information.

3.6 Other Activities.

3.6.1 Other Business.  Subject to the provisions of Section 3.6.2, each Member, at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others (including business ventures in competition with the Company and its Venture Vehicles, notwithstanding any duty existing at law or in equity).  In this regard, each Member expressly acknowledges that, (i) any other Member and its Affiliates are, both presently and in the future, permitted to own a controlling interest in, manage the operations of, have investments in or maintain other business relationships with entities engaged in businesses similar to or related to the business of the Company and the Venture Vehicles, and in related businesses other than through the Company and the Venture Vehicles (hereinafter, “Other Business”), (ii) the other Member and its Affiliates have and may develop a strategic relationship with businesses that are and may be competitive with the Company and the Venture Vehicles, (iii) neither the other Member nor its Affiliates will be prohibited by virtue of their investments in the Company from pursuing and engaging in any such activities, (iv) neither the other Member nor its Affiliates will be obligated to inform the Company or any Member of any such opportunity, relationship or investment, (v) the other Member will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of the other Member and its Affiliates, and (vi) the involvement of the other Member and its Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, any of the Members or any of their respective Affiliates.

3.6.2 Future JV Participation Right.

(a) Notwithstanding the provisions of Section 3.6.1, if the Hersha Member (or any Affiliate of Hersha Member) makes a bona fide offer to a third party that is not an Affiliate of the Hersha Member to purchase all or more than fifty percent (50%) of an ownership interest in any hotel (an “Investment Hotel”) that is located within a twenty-five hundredths of a mile (0.25 mile) radius of any Hotel (collectively, an “Investment Opportunity”), the Hersha Member shall promptly notify the Cindat Member of the Investment Opportunity (an “Investment Opportunity Notice”).  Each Investment Opportunity Notice shall include the Hersha Member’s proposed purchase price (the “Investment Opportunity Price”) for the Investment Opportunity, the anticipated closing date for the Investment Opportunity (the “Investment Opportunity Closing Date”), detailed information regarding the Investment Hotel and any other information regarding the Investment Opportunity reasonably requested by the Cindat Member.

(b) Within ten (10) Business Days after the receipt of an Investment Opportunity Notice, the Cindat Member shall give the Hersha Member a notice of response (an “Investment Opportunity Response Notice”) either (i) electing to participate on a joint venture basis (the “Future Investment JV”) with the Hersha Member in the Investment Opportunity at the Investment Opportunity Price on terms substantially similar to those set forth therein (collectively, the “JV Participation Right”) or (ii) declining the JV Participation Right at the Investment Opportunity Price pursuant to this Section 3.6.2.  The Cindat Member’s failure to timely deliver the Investment Opportunity Response Notice shall be deemed to constitute the Cindat Member’s irrevocable election not to exercise the JV Participation Right with respect to such Investment Opportunity.

(c) If (a) the Hersha Member is ready, willing and able to close on the acquisition of an Investment Hotel after the Cindat Member has exercised its JV Participation Right and (b) on or before the Investment Opportunity Closing Date, the Cindat Member defaults on its obligation to contribute any capital required therewith, the Hersha Member shall have all rights and remedies available at law or in equity, including, without limitation, specific performance.

(d) If the Cindat Member does not exercise (or is deemed to have waived) the JV Participation Right, the Hersha Member may consummate the Investment Opportunity for a purchase price equal to not less than ninety-five percent (95%) of the Investment Opportunity Purchase Price (the “Investment Minimum Price”) and otherwise on substantially the same terms provided in the Investment Opportunity Notice within one hundred eighty (180) days after the date of the Investment Opportunity Notice (the “Investment Deadline”). If the acquisition of an Investment Hotel by the Hersha Member fails to close by the Investment Deadline or at a price equal to or above the Investment Minimum Price,  the acquisition of such Investment Hotel by the Hersha Member shall again be subject to the applicable provisions of this Section 3.6.2.

3.6.3 Fiduciary Duties.  Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law none of the Members shall have any duties or liabilities to the Company or any other Member (including any fiduciary duties), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities, provided that nothing contained herein shall be deemed to diminish or reduce the implied covenant of good faith and fair dealing.

ARTICLE IV CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
4.1 Capital Contributions.

4.1.1 Hersha Member Capital.  As of the Effective Date, pursuant to a Purchase and Contribution Agreement, each Existing Vehicle transferred, conveyed and assigned all of its right, title and interest in and to the Property (as defined in the  applicable Purchase and Contribution Agreement), including the Hotel owned by the Existing Vehicle, to a Venture Vehicle designated by the Company and as set forth on Schedule 3 attached hereto. Pursuant to each Purchase and Contribution Agreement, the transfer, conveyance and assignment of the Contributed Property consisted of (i) a contribution of an undivided 30% interest in the Contributed Property deemed to be contributed to the Company by the Hersha Member, and (ii) a sale of an undivided 70% interest in the Contributed Property to the Company.  The parties hereto acknowledge and agree that the Contributed Properties deemed contributed by Hersha Member to the Company have an aggregate gross fair market value, as of the Effective Date, of $543,500,000.  Schedule 3 hereto sets forth the allocation of the aggregate Agreed Value of all such Contributed Property amongst the seven Hotels acquired by the Company’s designated Venture Vehicles as of the Effective Date.  As of the Effective Date, the Hersha Member shall be deemed to have made (a) Common Contributions to the Company in the form of Contributed Properties and cash in an amount equal to $159,053,414.11 (collectively, the “Hersha Invested Capital”) and (b) received a distribution from the Company in an aggregate amount equal to $97,137,932.31 pursuant to the Purchase and Contribution Agreements.

4.1.2 Cindat Member Capital.  As of the Effective Date, the Cindat Member will have made a Common Contribution to the Company in cash in the amount of $144,469,457.52.  The Cindat Member shall receive a credit to its Capital Account in such amount (the “Cindat Invested Capital”).

4.1.3 Preferred Contribution.  As of the Effective Date, the Hersha Preferred Member will have made a Preferred Contribution to the Company in cash in an amount of $37,000,000.  The Hersha Preferred Member shall receive a credit (such credit, a “Preferred Unit”) to its Capital Account in such amount.

4.1.4 Capital Accounts.  On the Effective Date, after taking into consideration the  contributions, deemed contributions and distributions described in Sections 4.1.1,  4.1.2 and 4.1.3, the Capital Account of the Hersha Member will reflect aggregate Common Contributions equaling 30% of the total aggregate Common Contributions made to the Company by its Members, and the Capital Account of the Cindat Member will reflect aggregate Common Contributions equaling 70% of the total aggregate Common Contributions made to the Company by its Members. On the Effective Date, the Capital Account of the Hersha Preferred Member shall also reflect its contribution of the Preferred Contribution equaling 100% of the aggregate Preferred Contributions.  The federal income tax treatment of the transactions occurring pursuant to the Purchase and Contribution Agreements is described in Section 10.2.

4.1.5 Capital Calls.  If at any time after the Effective Date, either Common Member determines that additional cash (a “Shortfall”) is required by the Company for Necessary Expenditures, such Common Member may (but shall not be obligated to) require that each of the Common Members contribute its pro rata share (based upon the Common Percentage Interests of the Common Members at the time of such request) of such Shortfall.  In the event of a capital call for a Shortfall, such Common Member shall give written notice (a “Necessary Shortfall Notice”) to the other Common Members of the amount of the Shortfall.  Any capital call for any amount other than a Shortfall (an “Additional  Capital Contribution Amount”) shall require the unanimous consent of the Common Members, and upon such consent, shall be set forth in a written notice to the Common Members (an “Additional Call Notice,” and together with any Necessary Shortfall Notice, a “Call Notice”).  Each Call Notice shall also set forth a date, no fewer than fifteen (15) Business Days following the date of the Call Notice, by which the Capital Contribution in the form of a Common Contribution must be delivered to the Company (the “Call Date”).  In the event that a Call Notice is delivered to the Common Members, subject to Section 4.2.3 below, each Common Member shall, on or before the Call Date, make a Common Contribution to the Company in an amount equal to its then current Common Percentage Interest multiplied by the applicable amount of the Shortfall or the Additional Capital Contribution Amount, as applicable.

4.2 Failure to Make Capital Contributions; Member Loan.

4.2.1 In the event that any Common Member fails to make any portion of its Capital Contribution called pursuant to Section 4.1.5 above by the Call Date (such Member is referred to herein as the “Non-Contributing Member” and the unfunded amount is referred to as the “Unfunded Amount”), the other Common Member (the “Contributing Member”) may, upon notice to the Non-Contributing Member, elect (as its sole remedies, subject to the limitations in

Section 4.2.3 below): (a) within five (5) days following the Call Date, to terminate the Call Notice and immediately receive back from the Company any such additional Capital Contributions tendered by it; (b) to deliver funds to the Company equal to the Unfunded Amount or any portion thereof, and such Contributing Member’s additional Capital Contribution will be deemed a loan from the Contributing Member (a “Member Loan”) to the Company (such Member Loan to be repaid by the Company in accordance with the provisions of this Agreement) or (c) make an additional Common Contribution to the Company in an amount up to the Unfunded Amount (a “Substitute Capital Contribution”).  A Member Loan shall accrue interest at the rate of 12% per annum, compounded annually, may be prepaid at any time, subject to any requirements of the Credit Documents or other financing, and must be repaid in full (principal and accrued and unpaid interest) prior to any distribution to the Members, including, without limitation, any Preferred Members.  At any time prior to the repayment in full of a Member Loan, the Contributing Member shall have the additional right, upon five (5) days written notice to the Non-Contributing Member, to elect to convert the outstanding Member Loan into a Substitute Capital Contribution to the Company made by the Contributing Member in an amount equal to outstanding principal, and accrued and unpaid interest under the Member Loan, in which case (i) the portion of the Capital Contribution (deemed to be made by the Non-Contributing Member as a result of the Member Loan) that corresponds to the outstanding portion of the Member Loan will be deemed null and void, (ii) the Contributing Member will be deemed to contribute the Substitute Capital Contribution to the Company as of the conversion date, and (iii) the Common Percentage Interest of each Common Member shall be adjusted as set forth below.

4.2.2 In the event that either Common Member makes a Substitute Capital Contribution or elects to convert a Member Loan into a Substitute Capital Contribution, the Common Percentage Interests of the Non-Contributing Member shall be adjusted by an amount equal to one hundred fifty percent (150%) of the Unfunded Amount divided by the Non-Contributing Member’s Common Contributions made to the Company other than Substitute Capital Contributions.  For example, if the Unfunded Amount were $500,000 and the amount of Common Contributions previously contributed to the Company by the Non-Contributing Member were $5,000,000, the adjustment percentage would be 15% (i.e., (150% of $500,000) divided by $5 million).  If the Non-Contributing Member were the Hersha Member for purposes of this example, the Hersha Member’s Common Percentage Interest in the Company would be reduced from 30% to 25.5% and the Hersha Member’s interest in any distributions pursuant to Section 5.1.1 would be reduced from 50% to 42.5%.

4.2.3 Notwithstanding anything contained herein to the contrary, for all additional capital calls, whether for a Shortfall Amount or an Additional Capital Contribution Amount, the Cindat Member may (but is not obligated to) elect, from time to time to require the Hersha Member to fund the Cindat Member’s pro rata portion based upon the Cindat Member’s Common Percentage Interest of the Shortfall Amount and/or Additional Capital Contribution Amount up to the aggregate amount of $6,000,000 (the “Call Threshold”), and have the entirety of such amount plus the pro rata portion of the Shortfall Amount and/or Additional Capital Contribution funded by the Hersha Member based upon its Common Percentage Interest treated as a Member Loan in accordance with Section 4.2.1 hereof (a “Call Threshold Member Loan”), provided, however, that any Call Threshold Member Loan may not be convertible into a

Substitute Capital Contribution without the prior written consent of the Cindat Member, which consent may be withheld in its sole discretion.
4.3 Guaranty Payments.

4.3.1 Cooperation.  In the event a claim under any Guaranty is made or is reasonably likely to be made, before the relevant guarantor makes any payment under the applicable Guaranty, the Common Members shall promptly consult with each other and discuss in good faith the potential strategies for dealing with the claim, including causing and procuring the applicable guarantor under the Guaranty to pay the claim or to cause and procure the guarantor under the Guaranty to challenge the validity and/or amount of the claim.  Except as otherwise provided herein, it is the intention of the Common Members that if a claim for payment under a Guaranty is made or is likely to be made, and the Common Members, after such consultation, mutually agree that the claim for payment under such Guaranty is valid, a capital call notice shall be issued to require the Common Members to fund aggregate additional Common Contributions in the amount of such claim.  The Common Members shall fund the Common Contributions, pro rata in accordance with their respective Common Percentage Interests, into the Company, and the Company will in turn invest or cause to be invested into the relevant Venture Vehicle such funds in order for the relevant Venture Vehicle to meet the guaranteed obligations and avert the payment of the claim under the Guaranty or fund or reimburse the relevant guarantor for the payment made or to be made under the relevant Guaranty.  Notwithstanding the foregoing, even if the Common Members do not mutually agree that the claim for payment under a Guaranty is valid, or to provide the necessary funding to satisfy the claim with respect to a Guaranty, a Member (or its Affiliate) may still elect to fund all or any portion of the amount due as reasonably determined by the Common Member.

4.3.2 Guaranty Call Notice.  In the event any Member (or its Affiliate) makes a payment in respect of, or to avert a claim under, any Guaranty (such payment, a “Guaranty Payment”), that is greater than its pro rata percentage (the “Guaranty Percentage”) of such Guaranty Payment, such Member (the “Guaranty Payment Member”) may issue a capital call notice for the other Member to pay its Guaranty Percentage (as defined below) of such Guaranty Payment, which notice (a “Guaranty Call Notice”) shall contain the applicable information required to be set forth in, and shall be treated in all respects as, a Necessary Shortfall Notice applicable to such Member.

4.3.3 Guaranty Percentage.  For purposes of this Section 4.3, the Cindat Member’s Guaranty Percentage of a Guaranty Payment shall be (a) in the event the Guaranty Payment was required solely due to the actions or omissions of the Cindat Member or its Affiliates, 100%, and (b) in the event the Guaranty Payment was required solely due to the actions or omissions of the Hersha Member or its Affiliates, 0%, and (c) in all other events, the Cindat Member’s Common Percentage Interest as of the date of the Guaranty Payment.  The Hersha Member’s Guaranty Percentage of a Guaranty Payment shall be equal to 100% minus the Cindat Member’s Guaranty Percentage.  For avoidance of doubt, for the purposes of this Section 4.3.3, among other things that may arise from time to time, any Guaranty Payment triggered as a consequence of the failure of a Venture Vehicle to remediate, remove or pay any fines, charges or penalties with respect to any City of New York Fire Department Environmental Control Board or Building Department violations on record or filed with or issued by the applicable governmental authority or municipality or department thereof with respect to any Hotel as of the date hereof, shall be deemed a Guaranty Payment required solely due to the actions or omissions of the Hersha Member or its Affiliates.

4.3.4 Treatment of Guaranty Payments.  In the event the Guaranty Payment was not required solely due to the actions or omissions of one Member or its Affiliates, (a) the amount of the Guaranty Payment funded by each Member shall be deemed a Common Contribution by such Member.  In the event a Guaranty Payment was required solely due to the actions or omissions of one Member or its Affiliates, and such Member pays such Guaranty Payment (either directly or as a Capital Contribution to the Company), none of such payment shall be deemed a Capital Contribution to the Company.

4.3.5 Default on Guaranty Payments.  In the event any Member fails to pay to the Company any portion of its Guaranty Percentage of a Guaranty Payment in accordance with a Guaranty Call Notice (the “Guaranty Defaulting Member”): (a) the unfunded amount of such payment shall be deemed an Unfunded Amount subject to Section 4.2 hereof; (b) the Guaranty Defaulting Member shall be deemed a Non-Contributing Member with respect to such Unfunded Amount in accordance with Section 4.2 hereof; (c) at the election of any other Common Member that funds its obligations (the “Guaranty Funding Member”), the amount of the Guaranty Payment less any amount paid by the Guaranty Defaulting Member pursuant to the Guaranty Call Notice shall be treated as either (i) a Member Loan, or (ii) a Substitute Capital Contribution; (d) the Guaranty Funding Member shall be deemed a Contributing Member entitled to enforce any and all the rights and remedies available under law or this Agreement, including those set forth in Section 4.2 hereof; and (e) if such failure to contribute continues for ninety (90) days or more after the later to occur of the due date specified in the Guaranty Call Notice or the date of the Guaranty Funding Member’s actual payment in respect of such Guaranty and the Guaranty Defaulting Member (or its Affiliate) was solely responsible for triggering the obligation to make the subject Guaranty Payment, the Guaranty Funding Member may, upon written notice to the Company and the Guaranty Defaulting Member, unilaterally terminate (i) the Asset Management Agreement as it relates to the Guaranty Defaulting Member (or any Affiliate thereof) resulting in the full amount of Asset Management Fee payable thereunder accruing to the other parties to such Asset Management Agreement; and/or (ii) any other agreement or arrangement between the Company or any direct or indirect subsidiary on one hand and the Guaranty Defaulting Member or any Affiliate thereof, on the other hand.  In the event the Guaranty Funding Member makes an election pursuant to Section 4.3.5(c) with respect to the treatment of any portion of the Guaranty Payment, it may change such election one time upon 30 days prior written notice to the Company and each other Member, which notice shall be effective as of the end of the calendar quarter in which it is received.

4.4 Adjustments to Percentage Interests.  The Hersha Member shall amend Schedule 1 upon the occurrence of any event impacting the contents thereof and promptly provide copies of such amended Schedule 1 to each of the Members.

4.5 Capital Accounts.  The Company shall establish and maintain on its books and records a separate capital account for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) (a “Capital Account”). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Member to the Company pursuant to this Agreement and (ii) such Member’s allocable share of Net Income and any items in the nature of income and gain that are specially allocated to such Member pursuant to Section 5.3, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member; and decreased by (x) the amount of cash or Gross Asset Value of all distributions of cash or property made to such Member pursuant to this Agreement, (y) such Member’s allocable share of Net Loss and any items in the nature of loss and deduction that are specially allocated to such Member pursuant to Section 5.3, and (z) the amount of the liabilities of any Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

4.6 Transferee of Capital Accounts.  A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

4.7 Negative Capital Accounts. No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.
4.8 Interest on Common Contributions. No interest shall be paid by the Company on any Common Contributions or on the balances in any Capital Accounts.

4.9 Return of Capital Contributions.  Except as expressly provided in this Agreement or as required under the Act or other Applicable Law, no Member shall have the right to (i) withdraw or receive or demand the return of all or any portion of such Member’s Capital Contributions or Capital Accounts or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), or (ii) cause a partition of the Company’s Assets.

4.10 Loans by Members; Additional Capital Contributions.  Except as otherwise provided for or contemplated in this Agreement or approved by all of the Members, no Member shall be required to, or permitted to, make any loan or additional Capital Contribution to the Company.

ARTICLE V DISTRIBUTIONS AND ALLOCATIONS
5.1 Distributions.

5.1.1 Distributions of Operating Cash Flow.  Unless otherwise mutually agreed in writing by the Members, the Company shall (subject to the terms of the Credit Documents or any replacement thereof) distribute Operating Cash Flow for each quarterly period in which there is Operating Cash Flow (such distribution to be made within thirty (30) days after the end of each such quarter of each Fiscal Year) to the Members as follows:

(a) First, for so long as any principal or interest under any Member Loan remains unpaid, one hundred percent (100%) to the Member making such Member Loan until such amounts are repaid in full (with such amounts applied first to outstanding interest at the Member Loan Rate and then to outstanding principal under such Member Loan);

(b) Second, one hundred percent (100%) to the Preferred Members pro rata in accordance with their respective Preferred Percentage Interests until each Preferred Member has received aggregate distributions pursuant to this Section 5.1.1(b) in an amount equal to a nine percent (9%) non-cumulative annual return on such Preferred Member’s unreturned Preferred Contributions;

(c) Third, for so long as any principal or interest under the Call Threshold Member Loan remains unpaid, one hundred percent (100%) to the Hersha Member until such amounts are repaid in full (with such amounts applied first to outstanding interest at the Member Loan Rate and then to outstanding principal under the Call Threshold Member Loan);

(d) Fourth, to the Cindat Member until it and the Cindat Lessee JV Member collectively have received aggregate distributions from the Company pursuant to this Section 5.1.1(d) and from the Lessee JV pursuant to Section 5.1.1(b) of the Lessee JV Operating Agreement in an amount equal a return on the aggregate of the Cindat Member’s unreturned Common Capital Contributions and the Cindat Lessee JV Member’s unreturned capital contributions to the Lessee JV at the Cindat Preferred Return Rate;

(e) Fifth, to the Hersha Member until it and the Hersha Lessee JV Member collectively have received aggregate distributions from the Company pursuant to this Section 5.1.1(e) and the Lessee JV pursuant to Section 5.1.1(c) of the Lessee JV Operating Agreement in amount equal to an eight percent (8%) non-cumulative annual return on the Hersha Member’s unreturned Common Contribution and the Hersha Lessee JV Member’s Lessee JV unreturned capital contributions to the Lessee JV, taken as a whole; and

(f) Thereafter, to the Common Members pro rata according to their respective Common Percentage Interests.

5.1.2 Distributions of Extraordinary Cash Flow.  Unless otherwise agreed in writing by the Common Members, the Company shall distribute Extraordinary Cash Flow  (such distribution to be made within thirty (30) days after the end of each calendar month in which such Extraordinary Cash Flow is received by the Company) (a “Distribution”) to the Members as follows:

(a) First, for so long as any principal or interest under any Member Loan remains unpaid, one hundred percent (100%) to the Member making such Member Loan until such amounts are repaid in full (with such amounts applied first to outstanding interest at the Member Loan Rate and then to outstanding principal under such Member Loan);

(b) Second, one hundred percent (100%) to the Preferred Members pro rata in accordance with their respective Preferred Percentage Interests until each Preferred Member have realized a nine percent (9%) cumulative, annually compounding internal rate of return (“IRR”) on such Preferred Member’s

Preferred Contributions, inclusive of Distributions of Operating Cash Flow contemplated in Section 5.1.1 above;

(c) Third, for so long as any principal or interest under the Call Threshold Member Loan remains unpaid, one hundred percent (100%) to the Hersha Member until such amounts are repaid in full (with such amounts applied first to outstanding interest at the Member Loan Rate and then to outstanding principal under the Call Threshold Member Loan);

(d) Fourth, to the Cindat Member until it and the Cindat Lessee JV Member collectively have realized a ten percent (10%) cumulative IRR on the Cindat Member’s Common Contribution and the Cindat Lessee JV Member’s Lessee JV capital contributions to the Lessee JV, taken as a whole and inclusive of the Distributions of Operating Cash Flow contemplated in Section 5.1.1 above and distributions to the Hersha Lessee JV Member pursuant to the Lessee JV LLC Agreement;

(e) Fifth, to the Hersha Member, until it and the Hersha Lessee JV Member collectively have realized a ten percent (10%) cumulative IRR on the Hersha Member’s Common Contribution and the Hersha Lessee JV Member’s capital contributions to the Lessee JV, taken as a whole and inclusive of the Distributions of Operating Cash Flow contemplated in Section 5.1.1 above and distributions to the Hersha Lessee JV Member pursuant to the Lessee JV LLC Agreement; and

(f) Thereafter, 50% to each Common Member, irrespective of their respective Percentage Interests.

5.1.3 Calculations.  For the purposes of calculating the amounts of distributions pursuant to this Section 5.1, (a) any IRR, annual return, preferred return, including the Cindat Preferred Return Rate shall be calculated based on the last day of the fiscal quarter that the applicable contributions and distributions are made, and (b) any IRR shall be calculated using the XIRR function contained in the latest version of Microsoft Excel.

5.1.4 Distributions of Non-Cash Property. No distribution of property (other than cash) shall be made, except as unanimously approved by the Common Members.

5.1.5 Income Tax Distributions. Subject to the terms of the Credit Documents or any replacement thereof, to the extent there is cash available for distribution, the Company shall make distributions of sufficient portions of its income (“Tax Distributions”) to the Members on a monthly basis so that the Hersha Member and the Hersha Preferred Member can satisfy the REIT distribution requirements in Code Section 857(a)(1) and can avoid the excise tax imposed by Code Section 4981. Tax Distributions shall be made to the Members, pari passu, in proportion to the projected taxable income estimated to be allocable to such Member for such period, as determined by the Hersha Member in its sole discretion.  Any distribution to a Member pursuant to this Section 5.1.5, shall be treated as an advance distribution under and shall be offset against subsequent distributions that such Member would otherwise be entitled to receive pursuant to the preceding subsections of this Article V.

5.1.6 Proceeds of Non-Imputation Endorsement Breach. Notwithstanding any term or provision of this Agreement to the contrary, the parties hereto acknowledge and agree that any sums paid by a title insurance company to or for the benefit of any Venture Vehicle pursuant to a claim for which such title insurance company seeks reimbursement from the Hersha Member or its Affiliates for breach of a non-imputation endorsement (“Non-Imputation Breach Proceeds”) shall (a) be held by the Venture Vehicle in separate account, to the extent practical, until the resolution of such breach claim against the Hersha Member or its Affiliates, and (b) if such claim is resolved in favor of such title insurance company, one hundred percent (100%) of All Non-Imputation Breach Proceeds shall be distributed solely to the Cindat Member and treated as an indemnification payment to and for the benefit of the Cindat Member and shall not in any event be counted in calculating any return of or on the Cindat Member’s investment under Sections 5.1.1 or 5.1.2 or any other applicable provision of this Agreement.

5.2 Allocations of Net Income and Net Losses.  Subject to the next sentence, Net Income (and items thereof) and Net Losses (and items thereof) for any fiscal period shall be allocated to the Members in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such fiscal period, between (a) the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Company Minimum Gain and (iii) such Member’s Minimum Gain Attributable to Member Nonrecourse Debt and (b) the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement and the Act, determined as if the Company were to (1) sell its assets for an amount equal to their Gross Asset Values (2) satisfy its outstanding liabilities in full (limited with respect to any Nonrecourse Liability or Member Nonrecourse Debt to the Gross Asset Value of the assets securing or otherwise subject to such liabilities) and (3) distribute the proceeds of such sale pursuant to Section 5.1.2. Immediately prior to the allocation in the preceding sentence, depreciation with respect to the Contributed Properties listed on Schedule 3 shall be specially allocated as follows:  depreciation and amortization attributable to the 70% undivided interest treated as contributed by the Cindat Member pursuant to Section 10.2 shall be allocated to the Cindat Member, and depreciation and amortization attributable to the 30% undivided interest treated as contributed by the Hersha Member pursuant to Section 10.2 shall be allocated to the Hersha Member.

5.3 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article V, the following special allocations shall be made in the following order of priority:

5.3.1 Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.3, except as provided in Treasury Regulations Sections 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Section 1.704-2(g)(2) or any successor provisions.  For purposes of this Section 5.3.1, each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.3 with respect to such taxable period.

5.3.2 Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Except as provided in Treasury Regulations Section 1.704-2(i)(5), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Company Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) or any successor provisions.

5.3.3 Qualified Income Offset.  In the event any Member unexpectedly receives adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704‑1(b)(2)(ii)(d)(5), or 1.704‑1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.3.1 or Section 5.3.2.  It is intended that this Section 5.3.3 qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

5.3.4 Limitation on Allocation of Net Loss.  If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 5.2 hereof would create or increase an Adjusted Capital Account deficit, there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit.  The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Common Percentage Interests, subject to the limitations of this Section 5.3.4.

5.3.5 Certain Additional Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Membership Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.3.6 Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Common Percentage Interests.  If all of the Members determine in their good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Code Section 704(b), the

Members are authorized to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

5.3.7 Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions of the Company for any taxable period shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704‑2(i).  If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

5.3.8 Curative Allocations.  The allocations set forth in Section 5.3 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding the provisions of Section 5.2, the Regulatory Allocations (including any expected future Regulatory Allocations that may have the effect of offsetting prior Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.4 Other Tax Provisions.

5.4.1 Tax Allocations.  Except as otherwise provided in this Agreement, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.2.

5.4.2 Book-Tax Disparities.  Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation.  If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder by utilizing the “traditional method” set forth in Treasury Regulations Section 1.704-3, other than as provided in the next sentence.  Notwithstanding the foregoing, with respect to the Contributed Properties listed on Schedule 3, depreciation shall be allocated as follows:  depreciation and amortization (as determined for federal income tax purposes) attributable to the 70% undivided interest treated as contributed by the Cindat Member pursuant to Section 10.2 shall be allocated to the Cindat Member, and depreciation and amortization (as determined for federal income tax purposes) attributable to the 30% undivided interest treated as contributed by the Hersha Member pursuant to Section 10.2 shall be allocated to the Hersha Member; provided that the Common Members agree to cooperate in good faith and take such other action as determined to be necessary or appropriate from time to time, including in the event of any adjustment to the foregoing allocations on audit, in order to ensure that the Cindat Member (or its direct or indirect owners) obtains the tax benefit of depreciation and amortization (as determined for federal income tax purposes) attributable to the 70% undivided interest treated as contributed by the Cindat Member pursuant to Section 10.2. Allocations pursuant to this Section 5.4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss and any other items or distributions pursuant to any provision of this Agreement.

5.4.3 Section 1245 and Section 1250 Recapture.  All Section 1245 Recapture and Section 1250 Recapture shall be allocated to the Members in accordance with the provisions of Treasury Regulations issued under Code Sections 1245 and 1250, respectively.

5.4.4 Nonrecourse Liabilities.  The Members agree that “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)), shall be allocated among the Members in accordance with their respective Common Percentage Interests.

5.4.5 Savings Clause.  It is the intention of the Members that allocations of Net Income and Net Loss pursuant to Section 5.4.1 shall result in a Capital Account balance for each Member equal to the liquidation proceeds that would be distributed to such Member under Section 11.2.3.  To the extent the foregoing allocations do not accomplish this result, the Company and the Members will allocate or reallocate Net Income and Net Loss (including allocations of gross income or gain and gross deductions or losses) differently than expressly provided herein, if permitted under the Code and applicable Treasury Regulations, so as to achieve such result as closely as possible (including by filing amended income tax returns for prior years).

5.5 Limitation.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its Membership Interest if such distribution would violate the Act or any other Applicable Law.

ARTICLE VI MANAGEMENT

6.1 General Powers and Duties.  Subject to the terms of the Asset Management Agreement and Section 6.3 hereof, the powers of the Company shall be exercised by and under the authority of, and the affairs of the Company shall be managed by, and under the joint direction of, the Cindat Member and the Hersha Member.  Each Hotel Lessee will implement management of each Hotel through the hiring of the Hotel Manager pursuant to each applicable Hotel Management Agreement.  The Company may delegate certain day-to-day asset management decisions with respect to the Company to the Asset Manager, as defined in and pursuant to the Asset Management Agreement.  The Hotel Manager will manage the business and affairs of its respective Hotel in compliance with the then current business plan and budget approved by the respective Hotel Lessees and the terms of the applicable Hotel Management Agreement.

6.2 Maintenance of Company’s Existence.  The Hersha Member shall cause the Company to file such certificates, annual reports and other documents as shall be required in order to preserve the valid and continued existence of the Company as a limited liability company under the laws of the State of Delaware.

6.3 Major Decisions.  In furtherance of but not in limitation of Section 6.1, except as otherwise expressly provided in this Agreement, the Asset Management Agreement or as otherwise approved by the Hersha Member and the Cindat Member, the following matters (each, a “Major Decision”) shall require the joint approval of the Hersha Member and the Cindat Member as Common Members:

(a) any merger, consolidation, reorganization or restructuring transaction with respect to the Company or any Venture Vehicle or otherwise causing the Company or any Venture Vehicle to dissolve, terminate or liquidate;

(b) any sale, transfer, assignment, conveyance, exchange or other disposition of all or any part of the Company, or any direct or indirect interest in any Venture Vehicle or Hotel (subject to Article IX hereof);

(c) any transaction or series of transactions which result in the transfer, exchange, sale or encumbrance of all or substantially all of the Company Assets or Venture Vehicle Assets, as otherwise expressly permitted in this Agreement;

(d) causing the Company to engage in any business other than the business purposes expressly permitted under this Agreement or causing any Venture Vehicle to engage in any business other than the business purposes expressly permitted under the Venture Vehicle’s organizational documents;

(e) organizing, forming or acquiring any subsidiary of the Company, or any Venture Vehicle, subsequent to the Effective Date;

(f) taking any action, other than as contemplated by this Agreement, that reasonably would be expected to have a material effect on the assets, liabilities, income or expenses of the Company or any Venture Vehicle;

(g) the incurrence of any loans or other financial indebtedness by the Company or any Venture Vehicle (other than the Credit Documents pursuant to Section 6.5 hereof hereby deemed approved by the Members), or as permitted expressly by this Agreement, or causing or permitting the Company or Venture Vehicle to guarantee any indebtedness of, or make loans to, any Person, including without limitation, entering into or materially modifying or waiving any financing documents in connection with any of the foregoing;

(h) except as expressly provided in the Asset Management Agreement or in Section 7.4 below, the payment, collection, compromise, litigation or arbitration of any claim relating to the Company or any Venture Vehicle which is not covered by insurance and where the amount in controversy exceeds One Hundred Thousand Dollars ($100,000);

(i) the admission of any Person as a Member of the Company or Venture Vehicle or a determination whether the requirements of Section 8.2 below have been satisfied with respect thereto;
(j) any change in the Company’s independent outside accounting firm (subject to Section 6.4 hereof);

(k) (A) the filing of any voluntary petition in bankruptcy on behalf of the Company or any Venture Vehicle, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company or any Venture Vehicle, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency with respect to the Company or any Venture Vehicle, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Venture Vehicle or a substantial part of its respective property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s or any Venture Vehicle’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company or any Venture Vehicle in furtherance of any such action.

(l) the making of any capital call contemplating Capital Contributions other than for (1) Necessary Expenditure as contemplated by Section 4.1.4 (e.g., principal paydown of any financing, major renovation of a Hotel, etc.) or (2) in respect of a Guaranty Payment as contemplated by Section 4.3;

(m) the acquisition of real property other than the Hotels;

(n) approving or modifying any annual business plan and budgets contained therein (including, without limitation, operating budget, capital improvement budget and FF&E budget) with respect to the business and operations of the Company, the Venture Vehicles and the Hotels, which annual business plan and budgets once approved by the Hersha Member and the Cindat Member is referred to herein as the “Approved Business Plan”);

(o) subject to Section 6.5 hereof, the hiring of, or entering into contracts with, affiliated entities to perform services for the Company or any Venture Vehicle, including any amendment, restatement, replacement, supplement or other modification of any such agreement or any determination to grant or withhold any consents or waivers pursuant to any such agreement, or decisions to refrain from enforcing the terms of any such agreement;

(p) except with respect to the Credit Documents, the voluntary encumbrance of any Company Assets or Venture Vehicle Assets;
(q) any amendment to this Agreement or any other governing document of the Company or any Venture Vehicle;

(r) except as otherwise contemplated by this Agreement or otherwise expressly provided for in an Approved Business Plan, the entry into or amendment, waiver, termination or supplement of, any contract or arrangement with a value to the Company or any Venture Vehicle in excess of One Hundred Thousand Dollars ($100,000);

(s) the entering into, early termination, amendment or modification of any lease or license agreement with respect to any Hotel, including without limitation, any Hotel Operating Lease entered into by any Venture Vehicle with any Hotel Lessee;

(t) except as otherwise specifically provided for herein, any decision regarding or impacting taxes or any other regulatory regime or governmental authorization to which the Company or any Venture Vehicle is subject;

(u) zoning or entitlement changes, execution of reciprocal operating agreements, easements and similar property agreements affecting or encumbering any Hotel or any other property owned by the Company or any Venture Vehicle;

(v) taking action or refraining from taking action regarding any environmental matter relating to any Hotel or any other property owned by the Company or any Venture Vehicle, including selection of environmental consultants and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials;

(w) any decision to rebuild or restore any property after a casualty or condemnation, except as may be required under current and future loan agreements; and

(x) making or revoking any tax election that would change the tax classification of the Company as a partnership for federal income tax purposes or that would treat any Venture Vehicle as other than a “disregarded entity” for federal income tax purposes, filing any material tax return or tax report on behalf of the Company or any Venture Vehicle, that has not been first provided to the Members for approval, or adopting significant accounting policies.

No Member shall cause or provide for the Company or any Venture Vehicle to take or consent to any act or course of conduct which is the subject of  a Major Decision unless the applicable Major Decision has been duly unanimously approved by the Common Members in accordance with the terms and provisions of this Agreement.

6.4 Accounting Firm.  Notwithstanding anything contained herein to the contrary, the Hersha Member, acting alone (but in consultation with the Cindat Member) and without the approval of any other Member, may appoint, designate, or effect the removal of an independent outside “Big Four” accounting firm for the Company.

6.5 Approval of Transactions.  Notwithstanding the foregoing, all Members are hereby deemed to have approved the Credit Documents, each Hotel Operating Lease, the Asset Management Agreement, and each Purchase and Contribution Agreements.

ARTICLE VII EXCULPATION AND INDEMNIFICATION

7.1 Exculpation of Members.  Subject to the provisions of Section 7.4, no Member, its Affiliates or trustees, holders of beneficial interests, shareholders, partners, members, directors, officers, the managers, fiduciaries, employees, agents and representatives (each, an “Exculpated Party”), shall be liable to the Company or to any Member for any liability, damage, loss, cost or expense incurred by the Company or any Member, except to the extent such liability, damage, loss, cost or expense is found by a court of competent jurisdiction to be the result of the gross negligence, fraud, intentional misconduct or the uncured material breach of the terms of this Agreement.  In performing its duties or obligations, the Exculpated Party shall be entitled to rely in good faith on the provisions of this Agreement and on any information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) made or provided by the following other Persons: (i) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company pursuant to this Agreement; or (ii) any other Person who has been selected with reasonable care by or on behalf of the Company pursuant to this Agreement, in each case as to matters which such Exculpated Party reasonably believes to be within such other Person’s competence and such Exculpated Party did not have knowledge at the time of its reliance that such information, opinions, reports or statements were false.  The preceding sentence shall in no way limit the right of any Exculpated Party to rely on information to the extent provided for in Section 18-406 of the Act.  Except as provided in this Agreement, whenever in this Agreement a Member is permitted or required to make a decision affecting or involving the Company, any Member or any other Person, such party shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member.

7.2 Indemnification by the Company.  To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Members, their Affiliates, and their respective trustees, holders of beneficial interests, shareholders, partners, members, directors, officers, the managers, fiduciaries, employees, agents and representatives (each, an “Indemnified Party”), from and against any and all liability, damage, loss, cost and expense incurred or sustained by any Indemnified Party as a result of:

(a) any act or omission by such Indemnified Party in the conduct of the business of the Company in good faith and within the scope of authority of such Indemnified Party under this Agreement; or (b) such Indemnified Party being made a party, threatened to be made a party, or otherwise involved in, any suit, arbitration or other proceeding (whether civil, criminal or administrative) (a “Proceeding”) or appeal of any Proceeding, or inquiry or investigation which could lead to such a Proceeding based on such Indemnified Party’s status as a member, officer, employee, agent or representative of the Company, except in each case to the extent such liability, damage, loss, cost or expense is found by a court of competent jurisdiction to be the result of the gross negligence, fraud, intentional misconduct or an uncured material breach of the terms of this Agreement by such Indemnified Party.

7.3 Advance Payment.  The right to indemnification conferred in Section 7.2 above shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by an Indemnified Party entitled to be indemnified under Section 7.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Indemnified Party’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 7.2 and a written undertaking, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under Section 7.2 or otherwise.

7.4 Reimbursement by a Member.  If the Company is obligated to pay any amount to any Governmental Authority, or any amount is deducted or withheld from a payment to be made to the Company or any of its subsidiaries for or on account of any amount required to be paid to a Governmental Authority, in each case as a result of a Member’s status or otherwise attributable to a Member as determined by agreement of the Common Members acting reasonably and in good faith (including, without limitation, federal, state or local withholding taxes imposed with respect to any issuance of any Membership Interest, federal withholding taxes with respect to non-U.S. Persons, state personal property taxes or state unincorporated business taxes, or any taxes required to be paid by the Company pursuant to Section 6225 of the Code (as in effect following the enactment of the Bipartisan Budget Act of 2015)), then such Member shall reimburse and indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses incurred in respect of such payment).  The amount to be indemnified shall be charged against the Capital Account of such Member and the Company shall reduce distributions that otherwise would be made to such Member, until the Company has recovered the amount to be indemnified (in which case the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce such Member’s Capital Account).  The Company may pursue and enforce all rights and remedies it may have against such Member under this Section 7.4, including, without limitation, obtaining a judgment for interest on such payment accrued at the maximum interest rate permitted under Applicable Law.

7.5 Non-Exclusivity of Rights.  The right to indemnification in this Article VII shall not be exclusive of any other right that the Company, or a Member indemnified pursuant to this Article VII may have under Applicable Law.

7.6 Survival.  The exculpation and indemnification rights under this Article VII shall continue in favor of any Member after such Member no longer has any Membership Interest in the Company.  No amendment, modification or repeal of any provisions of this Article VII shall limit or deny any right to exculpation or indemnification under this Article VII for any matter first arising or accruing prior to such amendment, modification or repeal, without the written consent of the Members which would be affected by such amendment, modification or repeal.  The reimbursement obligations of a Member pursuant to Section 7.4 shall survive the termination, dissolution, liquidation and winding up of the Company and, for purposes of this Section 7.6, the Company shall be treated as continuing in existence.

ARTICLE VIII TRANSFERS
8.1 Transfers Generally.

8.1.1 Transfers Generally Prohibited.  Except as expressly permitted in this Article VIII or Article IX below, no Member may Transfer (or permit the Transfer of) any portion of its direct or indirect Membership Interest or interest therein to any Person at any time without the prior written consent of the other Member.  To the fullest extent permitted by law, any purported Transfer in violation of this Section 8.1 shall be null and void and shall not be recognized by the Company or the non-transferring Member.

8.1.2 Hersha Member Permitted Transfers.

(a) Notwithstanding the provisions of Section 8.1.1 above, without the consent of the Cindat Member, the Hersha Member may permit the Transfer of any portion of the direct or indirect ownership interests in the Hersha Member to any Person provided that at all times Hersha REIT directly or indirectly maintains actual and effective day to day control of the operations and management of the Hersha Member and the Transfer does not trigger a breach under any Credit Document or Franchise Agreement.  For the avoidance of doubt, (a) no direct Membership Interest of the Hersha Member in the Company may be transferred without the Cindat Member’s prior written consent, which consent may be granted or withheld in the Cindat Member’s sole discretion, and (b) nothing contained herein shall be deemed to restrict the Transfer or issuance, including by merger or share exchange, of the common shares of beneficial interest of Hersha REIT, operating partnership units of Hersha OP, or any other class of equity securities of Hersha REIT or Hersha OP.

(b) Notwithstanding the foregoing, any Preferred Member may Transfer, directly or indirectly, all or any portion of its Preferred Units, without the consent of any other Member, subject to compliance with Section 8.2 and provided such Preferred Member shall provide written notice to the Cindat

Member at least fifteen (15) days prior to such Transfer so that the Cindat Member has an opportunity to exercise its rights pursuant to Section 8.5 hereof prior to such Transfer.

8.1.3 Cindat Member Permitted Transfers.  Notwithstanding the provisions of Section 8.1.1 above, without the consent of the Hersha Member, the Cindat Member may permit Transfers of any portion of the direct and indirect ownership interests in the Cindat Member to (i) any Affiliate of any direct or indirect investor in Cindat Member; (ii) any entity controlled directly or indirectly by China Cindat Asset Management Co. or Cindat Capital Management Limited or any of their respective Affiliates;  or (iii) any fund or similar investment vehicle where China Cindat Asset Management Co. or Cindat Capital Management Limited or any of their respective Affiliates Controls the general partner, managing member or manager of such fund or investment vehicle, provided in each case the Transfer does not trigger a breach under any Credit Document or Franchise Agreement.  For the avoidance of doubt, the direct Membership Interest of the Cindat Member may not be transferred without the Hersha Member’s prior written consent, which consent may be granted or withheld in the Hersha Member’s sole discretion.

8.2 Transfers to and Admission of Transferees.

8.2.1 Requirements.  Subject to Section 8.1 and each Franchise Agreement and notwithstanding any other provisions in this Agreement, no direct Transfer of any Membership Interest or any portion thereof or interest therein to any Transferee shall be effective unless:

(a) the transferring Member and such Transferee execute and deliver to the Company such documents and instruments of conveyance as may be necessary, appropriate or advisable to effect such Transfer and to confirm the agreement of the Transferee to be bound by the terms of this Agreement;

(b) the Transferee provides to the Company the Transferee’s taxpayer identification number, sufficient information to determine the Transferee’s initial tax basis in the Membership Interest acquired in such Transfer and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns;

(c) if requested by any Member, the Transferee shall furnish to the Company an opinion of counsel, in form and substance reasonably satisfactory to such Member, that (i) the Transfer will not cause the Company to terminate for federal income tax purposes under Code Section 708, or to be treated as a “publicly traded partnership” within the meaning of such term under Code Section 7704, (ii) the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, and (iii) either the Transfer has been registered under the Securities Act, and any applicable state securities laws or the Transfer is exempt from all applicable registration requirements and will not violate any Applicable Laws; and

(d) the Transfer will not trigger a breach under any Credit Documents or Franchise Agreements.

8.2.2 Admission of Transferees.  Upon the satisfaction of the requirements set forth in Section 8.2.1 with respect to a Transfer, the Transferee shall become a Member (a “Substitute Member”).  The admission of such Substitute Member shall be deemed effective on such date that the Substitute Member satisfies all requirements in this Section 8.2, and the admission of such Substitute Member shall not cause the dissolution of the Company.

8.2.3 Effect of Admission of Transferee on the Transferring Member and Company.  No Transfer of all or any portion of any Membership Interest in the Company shall effect a release of the transferring Member from its respective obligations to the Company and the other Members as provided in this Agreement, without an express written release from such liability being delivered to such transferring Member by the Company and the other Members.

8.3 Involuntary Transfers.  If a Membership Interest is involuntarily Transferred due to a Member’s Bankruptcy, the transferee shall not be a Substitute Member without the unanimous written consent of all of the other Common Members.  Unless and until such transferee shall become a Substitute Member, such transferee shall only be entitled to receive the allocations and distributions attributable to the transferred Membership Interest but shall have no right to vote on or approve any matters, shall not be entitled to inspect the Company’s books and records or receive an accounting of Company financial affairs or otherwise take part in the Company’s business or exercise the rights of a Member under this Agreement.

8.4 Company as Transferee.  In the event the Company purchases or otherwise acquires or becomes a Transferee of any Membership Interest, such Membership Interest shall be deemed cancelled and no longer outstanding for any purpose.

8.5 Cindat Member Preferred Rights.

8.5.1 The Cindat Member shall have the option exercisable at any time (and from time to time), upon fifteen (15) days prior written notice (the “Preferred Option Notice”) to the Company and the Hersha Member, to purchase up to seventy percent (70%) of the issued and outstanding Preferred Units then outstanding, for a purchase price equal to a sum that would provide a nine percent (9%) IRR on the Preferred Member’s Preferred Contributions in respect of such Preferred Units, less the amount of any distributions in respect of such Preferred Units prior to the closing on such purchase (the “Preferred Option Price”).  Closing on such purchase of Preferred Units shall occur on a date specified in the Preferred Option Notice which shall be no less than five (5) and no more than fifteen (15) days after the date of the Preferred Option Notice, and shall be deemed effective only upon receipt by each selling Preferred Member of a wire transfer of immediately available funds in an amount equal to the Preferred Option Price for the Preferred Units sold by such Preferred Member,

8.5.2 Immediately upon closing of the Cindat Member’s purchase of Preferred Units pursuant to Section 8.5.1 hereof, all Preferred Units purchased by the Cindat Member and the Conversion Portion (as defined below) of the Preferred Units retained by all other Preferred Members shall be automatically and without any action on the part of any

Member be converted to Common Interests and the Preferred Contributions in respect of such Preferred Units shall automatically and without any action on the part of any Member be deemed Common Contributions.  For purposes of this Section 8.5.2, “Conversion Portion” shall mean a number of all outstanding Preferred Units owned by Members other than the Cindat Member equal to (i) the number of Preferred Units purchased by the Cindat Member pursuant to Section 8.5.1, divided by 0.70, minus (ii) the number of Preferred Units purchased by the Cindat Member pursuant to Section 8.5.1.  For the avoidance of doubt, the purpose of this Section 8.5.2 is to provide that (A) all Preferred Units purchased by the Cindat Member shall automatically be deemed Common Interests, and (B) a portion (which may be all) of the Preferred Units retained by other Preferred Members shall be converted to Common Interests to cause the Common Percentage Interests of all Members after such purchase to be the same as immediately prior to any such purchase.

ARTICLE IX SALE RIGHTS
9.1 Forced Sale of Assets; Right of First Offer.

9.1.1 Sale of Hotels.  At any time commencing after the three (3) year anniversary of the Effective Date, subject to the Hersha Member’s rights under Section 9.1.4,  Section 9.2 and Section 9.3 below, the Cindat Member, shall have the right to: (i) from time to time cause the Company to cause a Venture Vehicle or Venture Vehicles to sell one or more of the Hotels (or the interests in the Venture Vehicle(s) which owns such Hotels) to any Person other than an Affiliate of the Cindat Member (in the event that such Hotels constitute less than substantially all of the Company Assets, such sale is referred to as a “Hotel Sale”), or (ii) cause the Company to sell the entire Portfolio (any such sale is referred to as a “Portfolio Sale”), in each case pursuant to an agreement evidencing such sale (a “Sale Agreement”).

9.1.2 Trigger Notice.  If the Cindat Member desires to consummate a Hotel Sale or Portfolio Sale, then it shall provide the Hersha Member with a written notice (a “Trigger Notice”) of its intent to cause such sale no fewer than one hundred and twenty (120) days after the date of such Trigger Notice (such one hundred and twenty (120) day period, the “Notice Period”).

9.1.3 Sale Notice.  Within thirty (30) days after the expiration of the Notice Period, if the Cindat Member still desires to consummate a Hotel Sale or Portfolio Sale, as applicable, then prior to the execution and delivery by the Cindat Member of a Sale Agreement, the Cindat Member shall provide the Hersha Member with a written notice (a “Sale Notice”) of its intent with respect to such sale and include the proposed sale price (the “Sale Price”) and other major economic terms.  In the case of a Hotel Sale, the Sale Notice shall include a breakdown of the purchase price on an individual Hotel basis.  In no event may a Sale Notice provide for (i) the consummation of a Hotel Sale or Portfolio Sale fewer than one hundred and twenty (120) days from the date of delivery of the applicable Sale Notice, or (ii) provide for a Sale Price that is less than the then-outstanding principal and accrued interest in respect of all indebtedness in respect of the Hotels contemplated by the Sale Notice.  In the event of a Portfolio Sale, the Sale Notice shall also include a calculation of the amount that would be distributed to the Cindat Member under this Agreement in the event that the Portfolio Sale was consummated at the Sale Price, taking into account all Applicable Deductions (the “Allocated ROFO Price”).

9.1.4 Unsolicited Offer.  In the event the Company or either Common Member receives, after the three (3) year anniversary of the Effective Date, an unsolicited bona fide offer from a third party not affiliated with either the Hersha Member or the Cindat Member to effect a Hotel Sale or a Portfolio Sale (an “Unsolicited Offer”), the recipient of such offer shall promptly deliver it to all other Members and the Company (the “Unsolicited Offer Notice”) and the Common Members shall cooperate diligently and in good faith to determine whether to accept such Unsolicited Offer, including negotiating in good faith with such independent third party to improve such Unsolicited Offer.  In the event that after the thirtieth (30th) day following receipt of the Offer Notice by all Common Members, the Unsolicited Offer remains outstanding and the Hersha Member and the Cindat Member have not mutually agreed to accept or reject such Unsolicited Offer, then the Common Member who desires to accept such Unsolicited Offer (the “Selling Member”) may deliver a “Sale Notice” as contemplated by and pursuant to Section 9.1.3 above.

9.1.5 Other Trigger Events.  In the event that any Member is the subject of a Bankruptcy, a material breach of this Agreement, or is found by a court of competent jurisdiction in a final non-appealable judgment to have engaged in fraud or willful misconduct, any non-defaulting Common Member (the “Non-Defaulting Member”) may deliver a notice of default (a “Notice of Default”) to such Member (the “Defaulting Member”).  The Notice of Default shall set forth the nature of the facts and circumstances giving rise to the Notice of Default.  If such default is stated to be not subject to cure, the Non-Defaulting Member shall immediately have the right to deliver a Sale Notice as contemplated by and pursuant to Section 9.1.3 above, without the obligation to provide any notice or cure periods.  Otherwise, (i) if such default is curable by the payment of money, the Defaulting Member shall have ten (10) Business Days after the receipt of the Notice of Default within which to cure such default, or (ii) if such default is not curable by the payment of money, then the Defaulting Member shall have sixty (60) days after receipt of the Notice of Default to cure such default.  If such default is not cured to the reasonable satisfaction of the Non-Defaulting Member by the expiration of the applicable cure period, the Non-Defaulting Member shall immediately have the right to deliver a Sale Notice as contemplated by and pursuant to Section 9.1.3 above. For avoidance of doubt, the failure or refusal of a Member to make a Common Contribution pursuant to the requirements pursuant to Section 4.3 herein shall not be a basis for a Member to deliver a Sale Notice as contemplated by and pursuant to Section 9.1.3.

9.1.6 ROFO.  With respect to a Hotel Sale or Portfolio Sale, the Sale Notice shall constitute an offer by the Cindat Member with respect to a Sale Notice delivered pursuant to Section 9.1.3, or the Selling Member with respect to a Sale Notice delivered pursuant to Section 9.1.4 or Section 9.1.5 (in either case, the “Initiating Member”) (i) in the case of a Hotel Sale, to cause the Company to sell the Hotels that are the subject of such Hotel Sale or the ownership interest in the Venture Vehicle(s) which owns such Hotel(s) to the other Common Member (or its designee) (the “Other Member”) for the aggregate Sale Price of each Hotel, or (ii) in the case of a Portfolio Sale, to cause the Company to sell the entire Portfolio either by (a) a transfer of all the Hotels, or (b)  or a transfer of all the ownership interests in the Venture Vehicles which own all the Hotels, or (c) a sale of the Initiating Member’s Membership Interest in the Company, to the Other Member for the Sale Price; provided,  however, with respect to clause (ii)(c) above, the Sale Price shall be the Allocated ROFO Price (in each case, the “ROFO Price”).  The Other Member shall have sixty (60) days after its receipt of such Sale Notice to provide a written response to the Initiating Member that it has elected either to accept (such response, a “ROFO Acceptance”) or reject the Initiating Member’s offer (and in the case of a Hotel Sale, the Other Member may elect to purchase all or some of the Hotels which are subject to the applicable Sale Notice).  No later than three (3) Business Days after delivery of a ROFO Acceptance, the Other Member shall deliver a cash deposit in an amount equal to one percent (1%) of the applicable ROFO Price (a “ROFO Deposit”) to a title company mutually acceptable to the Members located in New York, New York (and in the case of a Hotel Sale where the Other  Member elects to purchase less than all of the Hotels offered by the Initiating Member pursuant to the Sale Notice, the ROFO Price shall be adjusted accordingly).  The failure of the Other Member to deliver the ROFO Deposit within three (3) Business Days shall result in the ROFO Acceptance being deemed ineffective automatically and without any additional action required by the Cindat Member.  The failure of the Other Member to deliver a ROFO Acceptance (and the corresponding ROFO Deposit) within such required periods shall be deemed an election by the Hersha Member to reject the offer set forth in the Sale Notice, and the delivery of a ROFO Acceptance with respect to fewer than all of the Hotels offered by the Initiating Member pursuant to a Sale Notice issued in connection with a Hotel Sale shall be deemed an election by the Other Member to reject the offer set forth in the Sale Notice with respect to the Hotels that are not included in the ROFO Acceptance.  If any Hotel Sale (in whole or in part) or Portfolio Sale is rejected (or deemed rejected), the Initiating Member shall have the right to proceed with the Hotel Sale (to the extent of any rejected Hotels) or Portfolio Sale, as applicable, for a sale price no less than one hundred percent (100%) of the Sale Price and otherwise on terms not substantially less favorable than those set forth in the Sale Notice (collectively, the “Minimum Terms”).  If (i) the Initiating Member does not consummate such Hotel Sale or Portfolio Sale (as applicable) within nine (9) months from the date of the Sale Notice (such date falling nine (9) months after the date of the Sale Notice being referred to as the “Deadline”), or (ii) the Initiating Member intends to consummate such sale for less than the Minimum Terms, the Other Member’s rights under this Section 9.1.6 shall be reinstated and the Initiating Member shall be required to deliver a revised Sale Notice prior to the consummation of such sale.  Notwithstanding the preceding sentence, the Initiating Member may not deliver any subsequent Sale Notice until the first anniversary of the Deadline.

9.2 Closing of Transactions.

9.2.1 Closing.  In the event that the Initiating Member elects to consummate a Hotel Sale or Portfolio Sale (and the Other Member has elected not to exercise, or has otherwise waived, its right of first offer pursuant to Section 9.1.4 above), then the Other Member shall, on or before the date that is ten (10) days prior to the scheduled closing date under any Sale Agreement, provide the Initiating Member with such documents and instruments as are reasonably necessary to comply with the requirements of such Sale Agreement (the “Transfer Documents”). If the Other Member fails to deliver the Transfer Documents sufficiently in advance of the applicable scheduled closing date to allow for the timely consummation of the Hotel Sale or Portfolio Sale (as the case may be), the Initiating Member shall have the right to proceed to consummate the sale pursuant to such Sale Agreement without the Other Member’s participation.  In connection therewith, the Initiating Member is hereby granted an irrevocable power of attorney, coupled with an interest, which shall be binding on the Other Member as to all third parties, to execute and deliver on behalf of the Initiating Member all such Transfer Documents. Any net proceeds received by the Members in connection with a closing under this Section 9.2.1 shall be shared between them in accordance with the provisions of Article IV as Extraordinary Cash Flow distributable thereunder.

9.2.2 Closing of ROFO.  In the event that the Other Member elects to deliver a ROFO Acceptance pursuant to Section 9.1.5 above, the closing of the purchase and sale contemplated thereby shall occur on a mutually acceptable date, not more than ninety (90) days after the delivery of the ROFO Acceptance, through a “New York style” closing with the title company holding the ROFO Deposit.  The ROFO Deposit shall be credited at closing against the total purchase price; provided, however, if the closing fails to occur because of a default by the Other Member, the Initiating Member shall have all rights and remedies available under this Agreement and Applicable Law (with no such right or remedy deemed to be exclusive of any other right or remedy), including, without limitation, the following:  (i) to retain the ROFO Deposit as liquidated damages, it being agreed that in such instance such selling party’s actual damages would be difficult, if not impossible, to ascertain, and (ii) to cause the Hotel Sale or Portfolio Sale to any unrelated third part(ies) on terms and conditions acceptable to the Initiating Member in its sole and absolute discretion.

9.3 Standstill.  Notwithstanding the above, neither Member may issue a Sale Notice at such time as any Trigger Notice or Sale Notice is outstanding and the time periods set forth above have not expired.  If at the time a ROFO Acceptance is delivered, the Initiating Member or any of its Affiliates are liable under any guarantees or other financial undertakings for the repayment of all or part of any third-party loan made to the Company or any Venture Vehicle (including without limitation, the Credit Documents) (the “Initiating Member’s Recourse Liability”), the ROFO Acceptance must include the Other Member’s written agreement to use best efforts to obtain the release of the Initiating Member’s Recourse Liability and, if required by the holders of the Initiating Member’s Recourse Liability, to substitute acceptable guarantors, letters of credit or other financial undertakings, in exchange for such release of the Initiating Member’s Recourse Liability.  If any lender will not agree to release the Initiating Member’s Recourse Liability then the Other Member shall protect, indemnify and defend and hold the Initiating Member, its Affiliates, principals, agents, employees and officers harmless from any manner of loss, claim, damage or expense arising out of or related to the Initiating Member’s Recourse Liability from and after the Closing contemplated by Section 9.2.2, except to the extent the Initiating Member’s Recourse Liability was triggered by an act or omission of such Initiating Member.

ARTICLE X ACCOUNTING, TAX AND FISCAL MATTERS
10.1 Books and Records, Controls of Account.

(a) The Hersha Member shall cause the Company to keep complete and appropriate records and books of account with respect to the Capital Accounts, the Company and each Venture Vehicle.  Except as otherwise expressly provided herein, such books and records of the Company and each

Venture Vehicle shall be maintained on an accrual basis, on a basis which allows the proper preparation of the Company’s tax returns and in accordance with generally accepted accounting principles in the United States, consistently applied, or, upon the reasonable request of the Cindat Member, International Financial Reporting Standards (“IFRS”) or any other internationally recognized reporting standard.  Such books and records shall be maintained at the principal office of the Company.

(b) The Company and the Venture Vehicles shall maintain (i) effective internal control over financial reporting as defined in Rule 15d-15 under the Exchange Act, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company and the Venture Vehicles shall comply with the Sarbanes-Oxley Act, including Section 404 thereof, and shall implement, monitor and test any internal controls reasonably requested by the Hersha Member.  The Cindat Member shall (at no cost to the Cindat Member) reasonably cooperate with the Hersha Member in its efforts to cause the Company to comply with the Sarbanes-Oxley Act, including Section 404 thereof.

10.2 Tax Information.

(a) The Company shall engage PricewaterhouseCoopers, or such other nationally-recognized firm of accountants or tax return preparers proposed by the Hersha Member and agreed by the Cindat Member (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Tax Return Preparer”), to prepare the Company’s tax returns.  As soon as reasonably practicable after the end of each taxable year of the Company, and at least 15 days prior to filing, the Company shall send to each Common Member a draft of each federal, state and local income tax (or information) return proposed to be filed on behalf of the Company (and any related Venture Vehicles), for such Common Member’s review and reasonable comment.  The Company shall duly consider any reasonable comments received from the Common Members, cause such tax returns to be timely filed with the appropriate taxing authority and provide a final copy of such tax returns to each Common Member. As soon as reasonably practicable after the end of each taxable year of the Company, the Company shall send to each Person who was a Member at any time during such taxable year copies of such information as may be required for federal, state, local and non-United States income tax reporting purposes, including copies of IRS Form 1065, Schedule K-1 (Share of Income, Credits, Deductions, etc.) or any successor schedule or form, for such Person, and such other information as a Member may reasonably request including, but not limited to, for the purpose of applying for refunds, withholding taxes and making estimated tax payments.

(b) The Members agree that the Company income tax returns in connection with the transactions occurring pursuant to the Purchase and Contribution Agreements will reflect:  (i) a sale by the Hersha OP of the Purchased Assets (as defined in the Purchase and Contribution Agreements) to the Cindat Member pursuant to section 707(a)(2)(B) of the Code and Revenue Ruling 99-5 in exchange for the Hersha Sale Proceeds (as defined in the Purchase and Contribution Agreements); (ii) a contribution by the Hersha OP of the Hersha Owner Contributed Assets (as defined in the Purchase and Contribution Agreements) to the Company pursuant to section 721(a) of the Code; (iii) a contribution by the Cindat Member of the Purchased Assets to the Company pursuant to section 721(a) of the Code, subject to 70% of the Senior Financing (as defined in the Purchase and Contribution Agreements); (iv) a cash contribution to the Company pursuant to section 721(a) of the Code by Hersha OP in the amount of the Hersha Owner Member Cash Contribution (as defined in the Purchase and Contribution Agreements); (v) a cash contribution to the Lessee JV by the Cindat Member pursuant to section 721(a) of the Code of its share of the Lessee JV Working Capital (as defined in the Purchase and Contribution Agreements), as computed by reference to its Common Percentage Interest; (vi) a cash contribution to the Lessee JV by the Hersha Lessee JV Member of its share of the Lessee JV Working Capital, as computed by reference to its Common Percentage Interest, and a property contribution of the Operating Leases (as defined in the Purchase and Contribution Agreements), both contributions pursuant to section 721(a) of the Code; (vii) a cash contribution pursuant to section 721(a) of the Code by the Cindat Member to the Company in the amount of the Cindat Owner JV Cash Contribution (as defined in the Purchase and Contribution Agreements); and (viii) a cash distribution by the Company to the Hersha OP in an amount equal to its share of the Senior Financing, as computed by reference to its Common Percentage Interest, pursuant to Treasury Regulation section 1.707-5(a)(5).  No Member shall take any action or filing position inconsistent with this Section 10.2(b), unless otherwise required by law.

10.3 Periodic Reports to Members.

(a) Generally.  All of the financial statements referred to in this Section 10.3 shall be prepared in accordance with generally accepted accounting principles in the United States consistently applied for the Company and all Venture Vehicles on a consolidated basis.

(b) Reporting Requirements. The Hersha Member shall prepare and deliver, or cause to be prepared and delivered, to the Cindat Member the following reports, all in form reasonably satisfactory to the Cindat Member:

(i) Unaudited quarterly and year to date financial statements including a balance sheet, an income statement, a statement of cash flow, a statement of sources and application of funds and a statement of each Member’s Capital Account, certified by the Chief Financial Officer of the Hersha Member, no later than forty-five (45) days after the end of each fiscal quarter;

(ii) Audited annual financial statements including a balance sheet, an income statement, a statement of cash flow, a statement of sources and application of funds and a statement of each Member’s capital, accompanied by a report of an independent outside accounting firm of national or international reputation, certified by the Chief Financial Officer of the ultimate parent of the Hersha Member, no later than ninety (90) days after the end of each Fiscal Year; and

(iii) any other information or reports in connection with or related to the Company, any Venture Vehicle or any Hotel reasonably requested by the Cindat Member.

10.4 Tax Matters Partner.  The Hersha Member is hereby designated as the “tax matters partner” as referred to in Section 6231(a)(7)(A) of the Code (as in effect prior to the enactment of the Bipartisan Budget Act of 2015 (P.L. 114-74)) to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service. For taxable years beginning on or after January 1, 2018, the Hersha Member  shall be designated as the “partnership representative” as referred to in Section 6223(a) of the Code (as in effect following the enactment of the Bipartisan Budget Act of 2015 (P.L. 114-74)) with the authority to act on behalf of the Company.  Expenses of such administrative proceedings undertaken by the tax matters partner or partnership representative in its capacity as such, and subject to the limitations set forth herein, will be paid out of the Company’s Assets.  Each Member shall have the right to participate in any administrative tax proceedings conducted at the Company level with respect to Company matters.  Notwithstanding that one Member acts or does not act as tax matters partner or partnership representative, except as provided for in the immediately following sentence, all material decisions to be made and actions taken in connection with any taxing authority, reporting position audit, examination, or appeal, and any judicial proceeds arising out of any such audit or examination shall be made by mutual agreement of the Members, acting reasonably and in good faith.  With respect to any material tax items impacting the Company’s tax returns, the tax matters partner or partnership representative will consult with the Members to determine the appropriate tax reporting.  To the maximum extent permissible, the Company shall take such action as may be necessary or appropriate to ensure that any audit adjustments by the Internal Revenue Service do not result in tax liability being imposed on the Company for federal income taxes, and each Member shall cooperate with the Company and the partnership representative in furtherance thereof.  Neither the Company nor the partnership representative shall make the election contemplated by Section 1101(g)(4) of the Bipartisan Budget Act of 2015 (P.L. 114-74).

10.5 Section 754 Election. The Company shall make the election provided by section 754 of the Code.

10.6 Fiscal Year. Unless all Common Members otherwise agree in writing, the fiscal year of the Company shall be the Fiscal Year.

10.7 Audits; Inspection of Books and Records.  Each Member shall have the right, at its sole option to conduct internal audits of the books, records and accounts of the Company and each Venture Vehicle.  The first such audit conducted by any Member in any consecutive twelve (12) month period shall be at the cost and expense of the Company, and any additional audits conducted by such Member within such twelve (12) month period shall be at the Member’s cost and expense.  Audits may be on either a continuous or a periodic basis and may be conducted by employees or any representatives of a Member or of an Affiliate of such Member, or by independent auditors retained by the Company or a Member.  All books of the Company and Venture Vehicles shall be open to inspection and examination by the Members or their representatives at all reasonable times.

10.8 Accounts.   All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits or certificates of deposit, or shall be invested, in each case in the name of the Company (or any applicable Venture Vehicle), in such manner as shall be designated by the Common Members.  Company funds shall not be commingled with those of any other Person.  Company funds shall be used only for the business of the Company. The funds of each Venture Vehicle should not be comingled with those of any other Person, except as may be required under any of the Credit Documents.  Venture Vehicle funds shall be used only for the business of the Venture Vehicle.

10.9 Transfer or Change in Company Interest.  If the respective Membership Interests of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year in which the Transfer occurs, all income, gains, losses, deductions, tax credits and other tax incidents resulting from the operations of the Company shall be allocated, as between transferor and transferee, by taking into account their varying interests using an interim closing of the books method in accordance with Section 706 of the Code, or such other method as may be agreed among the Common Members.

10.10 REIT Compliance.  The Company shall not take or fail to take any action (or cause any Venture Vehicle to take or fail to take any action) that would adversely affect the ability of Hersha REIT to qualify or continue to qualify as a REIT, or subject Hersha REIT to any additional taxes under Section 857 of the Code or Section 4981 of the Code or the regulations promulgated thereunder (collectively, the “REIT Regulations”).  If the Company or any Venture Vehicle is required to take or fail to take any action that would adversely affect the ability of Hersha REIT to qualify as a REIT or would subject Hersha REIT to any additional taxes under the REIT Regulations, the Members, upon receipt of notice thereof, will take all actions necessary, or cause the Company and each Venture Vehicle to take such actions, to avoid such adverse consequences but at no or nominal cost to the Cindat Member. The Members agree that in the event that Hersha Member or Hersha REIT shall propose to take any action (or cause the Company or any Venture Vehicle to take any action) to ensure the continued qualification of Hersha REIT as a REIT or to avoid the imposition of additional taxes under the REIT Regulations, the Members shall cooperate in good faith but at no or nominal cost to Cindat Member to determine and implement a course of action which shall, to the extent reasonably possible, preserve Hersha REIT’s REIT status, avoid the imposition of additional taxes, and avoid such adverse effects.  If any revisions, modifications, amendments, alterations, supplements or restructurings are required to be made to this Agreement, the Lessee JV Operating Agreement, any Hotel Operating Lease, any related agreement or the Company’s, the Lessee JV’s or any Hotel Lessee’s ownership structure generally in order to preserve Hersha REIT’s status or otherwise avoid the imposition of additional taxes under any applicable REIT Regulations or other adverse consequences, the Hersha Member shall bear the entire out-of-pocket cost thereof (without the same constituting a Capital Contribution by the Hersha Member).

ARTICLE XI DISSOLUTION, LIQUIDATION AND TERMINATION
11.1 Dissolution.
11.1.1 The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:
(a) the sale, contribution, exchange, conveyance or other transfer of all, or substantially all, of the Company Assets or Venture Vehicle Assets;
(b) the agreement of the Cindat Member and the Hersha Member;

(c) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or

(d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

11.1.2 Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminates the continued membership of such member in the Company, agree in writing (a) to continue the Company and (b) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminates the continued membership of such member in the Company.

11.1.3 Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

11.1.4 The death, retirement, resignation, expulsion, incapacity or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not, by itself, cause a dissolution of the Company, and the

Company shall continue in existence subject to the terms of this Agreement. The Members hereby waive any right to dissolution of the Company except as contemplated by this Section 11.1.

11.1.5 In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

11.1.6 The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been cancelled in the manner required by the Act.

11.2 Liquidation.

11.2.1 Appointment of Liquidating Trustee.  Upon dissolution of the Company, the Common Members shall designate a Person (which may be a Member) to act as liquidating trustee.  The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement and pursuant to the Act.  The costs and expenses of liquidation shall be the costs and expenses of the Company.  From the date of dissolution until the final distribution, the liquidating trustee shall operate the Company with all requisite power and authority, subject to the power of the Common Members to remove and replace such liquidating trustee.

11.2.2 Duties and Obligations of Liquidator. The matters to be accomplished by the liquidating trustee are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed (as applicable).

(b) The liquidating trustee shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all costs and expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge of the same, including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine or as other required under the Act.

(c) The liquidating trustee may sell any saleable assets of the Company in connection with such liquidation at a public or private sale and at such price and on such terms as the liquidating trustee, in its sole discretion, deems necessary, appropriate or advisable.  Any Member or its Affiliate may purchase any of the Company’s Assets at such sale; provided, however, that no

Member or its Affiliate may make any such purchase at a private sale, without the prior written consent of the other Members.

(d) The liquidating trustee shall distribute all remaining Company Assets to the Members in accordance with Section 11.2.3 by the earlier of (i) the end of the taxable year of the Company during which the liquidation of the Company occurs, and (ii) ninety (90) days after the date of the liquidation.

11.2.3 Liquidating Distributions. Any distributions made in liquidation shall be applied and distributed as follows:

(a) To the repayment of the debts and liabilities of the Company (including debts owed to Members or their Affiliates) and payment of the costs and expenses of such liquidation, including to the funding of any reserves pursuant to Section 11.2.2; and

(b) The balance of any proceeds from such liquidation shall be distributed to the Members in accordance with Section 5.1.2.

The liquidating trustee shall cause only cash, evidences of indebtedness and other securities to be distributed in any liquidation.  The distribution of cash and other property to a Member in accordance with this Section 11.2 shall constitute a complete return to such Member of its Capital Contribution and a complete distribution to the Member of its Membership Interest in the Company and all the Company’s property.  To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for such funds.

11.3 Termination.  Upon completion of the distribution of Company Assets as provided in this Article XI, the liquidating trustee shall file a certificate of cancellation with the Secretary of State of the State of Delaware, make or cancel any other filings made pursuant to the Act or the Applicable Law and take such other actions as may be necessary, appropriate or advisable to terminate the Company.

ARTICLE XII MISCELLANEOUS PROVISIONS

12.1 Notices.  Every notice, consent or other communication required to be given pursuant to any provision of this Agreement shall be made in writing (a “Notice”) and shall be delivered to the recipient Person by (i) personal delivery, (ii) certified U.S. mail, return receipt requested, postage and charges prepaid, (iii) same day or next day delivery courier service, or (iv) facsimile or email transmission, with a confirmation copy sent by one of methods of delivery set forth in clauses (i), (ii) or (iii), and sent to the applicable address or facsimile number set forth in this Section below (or to such other address or facsimile number as the applicable Member may designate from time to time by delivery of a Notice pursuant to this Section 12.1).  A Notice shall be deemed to be delivered to the Person to whom such Notice is sent upon (i) delivery to the address or facsimile number of such Person, provided that such delivery is made prior to 5:00 p.m. (local time for such Person) on a Business Day, otherwise the following Business Day; or (ii) the attempted delivery of such Notice if (A) such Person refuses delivery of such Notice, or (B) such Person is no longer at such address or facsimile number, and such Person failed to provide Notice of its current address or facsimile number pursuant to this Section 12.1.  A Member may change its address or facsimile number for purposes of this Section 12.1 by providing a Notice to the Company pursuant to Section 12.1 in which case the Hersha Member shall amend Schedule 1 (and provide copies thereof to the Cindat Member) to reflect such change in address or facsimile number of a Member.

If to the Cindat Member:

c/o Cindat USA LLC

745 Fifth Avenue, Fifth Floor

New York, New York  10151

Attention:Rodrigo Real

Telephone:(212) 471-9660

Email:rodrigo.real@cindat.com

with a copy to:

Sidley Austin LLP

555 West Fifth Street

Los Angeles, CA  90013

Attn: Joel Rothstein, Esq.

Email: joel.rothstein@sidley.com

Phone: (213) 896-6060

If to the Hersha Member or

the Hersha Preferred Member:

c/o Hersha Hospitality Trust

510 Walnut Street, 9th Floor

Philadelphia, PA 19106

Attn: Ashish R. Parikh, Chief Financial Officer

Email: ashish@hersha.com

Phone: (215) 238-1046

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attn: James S. Seevers, Jr., Esq.

Email: jseevers@hunton.com

Phone: (804) 788-8573

12.2 Time is of the Essence.  Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

12.3 Further Assurances.  The Members agree to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further action as may be required under the Act or other Applicable Law, or deemed necessary, appropriate or advisable in furtherance of the Company’s purposes and the objectives and intentions underlying this Agreement to the extent the same is not inconsistent with the terms of this Agreement.

12.4 Effect of Waiver or Consent.  A failure on the part of the Company or any Member to complain of any act of any other Person or to declare any Person in default under this Agreement, irrespective of how long such failure continues or how often such failure occurs, shall not constitute a consent to such act by the Company or Member or a waiver by the Company or Member of its rights and remedies with respect to such default unless such waiver is set forth in writing signed by the Company or Member (as the case may be) or until the applicable statute-of-limitations period with respect to such default has expired.  Any written consent to or waiver of any breach or default in the performance by a Person of its duties, liabilities or obligations under this Agreement shall not be a consent to or waiver of any other breach or default in the performance by such Person of the same or any other duty, liability or obligation of such Person under this Agreement.

12.5 WAIVER OF CERTAIN DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, EACH MEMBER (FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND DISCLAIMS TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO CLAIM OR SEEK (WHETHER ON BEHALF OF IT OR THE COMPANY) ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES.

12.6 Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.7 Litigation.

(a) FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE COURTS OF THE STATE OF DELAWARE.  EACH MEMBER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN

DISTRICT OF NEW YORK OR THE COURTS OF THE STATE OF DELAWARE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH MEMBER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK OR DELAWARE.  EACH MEMBER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) WAIVER OF JURY TRIAL.  EACH OF THE MEMBERS HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

12.8 Costs of Enforcement.  In the event of any action or proceeding brought by any party against another under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

12.9 Partial Invalidity.  In the event that any one or more of the phrases, sentences, sections, articles or sections contained in this Agreement shall be declared invalid or unenforceable by order, decree or judgment of under the applicable arbitration, or shall be or become invalid or unenforceable by virtue of any Applicable Law, the remainder of this Agreement shall be construed as if such phrases, sentences, sections, articles or sections had not been inserted except when such construction (i) shall operate as an undue hardship on either Member or (ii) shall constitute a substantial deviation from the general intent and purposes of the Members as reflected in this Agreement.  In the event of either (i) or (ii) above, the Members shall use commercially reasonable efforts to negotiate a mutually satisfactory amendment to this Agreement to circumvent such adverse construction.

12.10 Binding Effect; Third Party Beneficiaries. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, 58 successors and permitted assigns, and this Agreement shall not confer any rights or remedies upon any other Person.
12.11 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
(a) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

(b) All references in this Agreement to particular articles, sections, subsections, clauses are references to articles, sections, subsections or clauses of this Agreement.  All references in this Agreement to particular exhibits or schedules are references to the exhibits and schedules attached to this Agreement.

(c) The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits or schedules hereto.

(e) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not be limited to the provisions of the section or paragraph in which such terms are used.

(f) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g) All references to any consent, approval or other action to be taken by “the Members” shall mean the consent, approval or other action by each of the Members in the Company which are not in default at the time in question.

(h) Wherever in this Agreement a Person is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means that such Person may take that decision in its “sole discretion” or “sole judgment.”  Wherever in this Agreement a Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Person is entitled to consider, favor and further only such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company or any other Member.  Wherever in this Agreement a Person is to act in “its discretion,” “in good faith” or under another express standard, such Person may act under that express standard and is not, and will not be, subject to any other or different standard arising from this Agreement or any other agreement contemplated herein or by relevant provisions of law (including, without limitation, the Act) or in equity or otherwise.

(i) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organization documents shall be deemed to include all subsequent amendments, supplements, restatements and other modifications thereof, but only to the extent not otherwise prohibited by the terms of any Transaction Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

12.12 Recitals, Exhibits and Schedules.  The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement (as amended from time to time as provided in this Agreement) are incorporated herein by such reference and made a part of this Agreement.

12.13 Entire Agreement; Amendments to Agreement.  This Agreement sets forth the entire understanding and agreement of the Members, and supersedes any other agreements and understandings (written or oral) made among the Members on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement.  No amendment or modification to any terms of this Agreement, including, without limitation to Exhibits or Schedules hereto (except as provided in Section 3.2 and Section 12.1 above), or cancellation of this Agreement, shall be valid unless in writing and signed by all of the Common Members, provided, however, any amendment, modification or waiver to any terms of this Agreement which directly impacts or modifies the rights or liabilities of the Preferred Members, shall also require the signature of the Preferred Member.

12.14 Facsimile; Counterparts.  The Members may deliver executed signature pages to this Agreement by facsimile or electronic pdf transmission to the other Members, which facsimile or electronic pdf copy shall be deemed to be an original executed signature page; provided, however, that such Member shall deliver original signature pages to the other party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Members had signed the same signature page.

12.15 Announcements; Rights to Images.

12.15.1 Except as provided herein, no Member shall make any public announcements regarding this Agreement or the Company or its business; provided, however, that (a) each Member may consult with and obtain the approval of the other Member before issuing a press release or other public announcement with respect to this Agreement or the Company and may issue a press release or make a public announcement following such consultation and approval, (b) after the initial press release concerning this Agreement and the Company, the Hersha Member may make reference to its investment in the Company and the value and performance thereof in its normal quarterly earnings releases and conference calls and in investor presentations, (c) Hersha REIT may include such information concerning the

Company and the Hotels as it deems reasonably necessary or appropriate for inclusion in its filings made pursuant to federal or state securities laws, and (d) each Member may identify the other Member (and Hersha REIT and the Hotel Manager in the case of the Hersha Member and Cindat generally with respect to the Cindat Member) as its “joint venture partner” with respect to ownership of each of the Hotels.

12.15.2 The Hersha Member shall have the non-exclusive right to use on its website and in marketing materials photographs of the Hotels without the consent of the Company or any other Member.

[Signatures on following pages]

IN WITNESS WHEREOF, the Members have duly executed this Agreement as of the date first set forth above.

CINDAT MEMBER:

CINDAT MANHATTAN HOTEL PORTFOLIO (US) LLC

By: /s/ Gang Peng

Name:Gang Peng

Its: Authorized Signatory

HERSHA MEMBER:

HCIN NYC OWNER, LLC

By: /s/ Ashish R. Parikh

Name: Ashish R. Parikh

Title: Authorized Signatory

HERSHA PREFERRED MEMBER:

HCIN NYC OWNER, LLC

By: /s/ Ashish R. Parikh

Name: Ashish R. Parikh

Title: Authorized Signatory

S - 1

SCHEDULE 1

Schedule 1 - 1

SCHEDULE 2

Schedule 2 - 1

Schedule 3

Schedule 3 - 1

EXHIBIT A

Legal Descriptions

Exhibit A - 1

EXHIBIT B

Schedule of Credit Documents

Exhibit B - 1

EXHIBIT C

Form of Asset Management Agreement

Exhibit C- 1

EXHIBIT D

Form of Hotel Management Agreements

Exhibit D- 1

EXHIBIT E

Guaranty Documents

Exhibit E- 1